Exhibit 99.1

IN ACCORDANCE WITH RULE 202 OF REGULATION S-T,

THIS PRO FORMA VALUATION REPORT HAS BEEN FILED IN PAPER PURSUANT

TO A CONTINUING HARDSHIP EXEMPTION.

PRO FORMA VALUATION REPORT

PEOPLE’S UNITED FINANCIAL, INC.

PROPOSED HOLDING COMPANY FOR

PEOPLE’S BANK

Bridgeport, Connecticut

October 16, 2006

RP® Financial, LC.

1700 North Moore Street

Suite 2210

Arlington, Virginia 22209

RP® FINANCIAL, LC.

Financial Services Industry Consultants

October 16, 2006

Board of Trustees

People’s Mutual Holdings

and

Board of Directors

People’s Bank

850 Main Street

Bridgeport, Connecticut 06604

Members of the Boards of Directors:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock to be issued by People’s United Financial, Inc., Bridgeport, Connecticut (“People’s United” or the “Company”), in connection with the mutual-to-stock conversion of People’s Mutual Holdings (the “MHC”) and People’s Bank (“People’s” or the “Bank”). People’s United is a Delaware corporation being formed for the purpose of effectuating the conversion and offering. The MHC currently has a majority ownership interest in, and its principal asset consists of, approximately 57.7% of the shares of common stock of the Bank. The remaining 42.3% of the Bank’s common stock is owned by public shareholders. In 1988, the Bank reorganized into MHC form and converted to a Connecticut-chartered stock savings bank. Effective August 18, 2006, the Bank converted to a federal savings bank regulated by the Office of Thrift Supervision (“OTS”). Upon completing the mutual-to-stock conversion and stock offering (the “second-step” conversion), the Company will be 100% owned by public shareholders, the publicly-held shares of the Bank will be exchanged for shares in the Company at a ratio that retains their ownership interest (before taking into account the shares to be contributed to a foundation immediately following the close of the offering), the MHC assets will be consolidated with the Company and the MHC will cease to exist.

It is our understanding that People’s United will offer its stock, representing the majority ownership interest held by the MHC, in a subscription offering to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, as such terms are defined for purposes of applicable federal regulatory requirements governing mutual-to-stock conversions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a syndicated offering to the public at large. In addition, in connection with and immediately following the conversion, the Company will contribute up to $60 million to the newly-established charitable foundation, The People’s Community Foundation (“Foundation”), inclusive of 2.0 million newly-issued shares of common stock with a value of $40 million and $20 million in cash.

Washington Headquarters
Rosslyn Center	Telephone: (703) 528-1700
1700 North Moore Street, Suite 2210	Fax No.: (703) 528-1788
Arlington, VA 22209	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Boards of Trustees/Directors

October 16, 2006

This Appraisal is furnished pursuant to the requirements of the Code of Federal Regulations 563b.7 and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” of the OTS.

Plan of Conversion

On September 19, 2006, the Board of Trustees of the MHC and the Board of Directors of the Bank adopted a Plan of Conversion, pursuant to which the Bank will reorganize from the mutual holding company structure to a stock holding company structure and the Company will undertake a second-step conversion. In the second-step conversion, the Company will sell shares of common stock in an offering that will represent the ownership interest in the Bank currently owned by the MHC. The Company will also issue shares of its common stock to the public shareholders of the Bank pursuant to an exchange ratio that will result in the public shareholders owning the same aggregate percentage of the newly issued shares of common stock in the Company as owned in the Bank immediately prior to the conversion and offering (before taking into account the shares to be contributed to the Foundation immediately following the close of the conversion offering).

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. For its appraisal services, RP Financial is being compensated on a fixed fee basis for the original appraisal and for any subsequent updates, and such fees are payable regardless of the valuation conclusion or the completion of the conversion offering transaction. We believe that we are independent of the Company, the Bank, the MHC and the other parties engaged by the Bank or the Company to assist in the stock conversion process.

Valuation Methodology

In preparing our Appraisal, we have reviewed the regulatory applications of the Company, the Bank and the MHC, including the draft prospectus as filed with the OTS and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of the Bank and the MHC that has included: a review of audited financial information for the years ended December 31, 2001 through December 31, 2005, and unaudited financial information through September 30, 2006; a review of the pro forma business plan for purposes of

Boards of Trustees/Directors

October 16, 2006

understanding the strategic direction adopted by the People’s Board of Directors; and a review of unaudited internal financial reports through September 30, 2006 and various other information. We have also conducted due diligence related discussions with the Bank’s management; KPMG LLP, the Bank’s independent auditor; Thacher Proffitt & Wood LLP, conversion counsel; and Ryan Beck & Co. and Morgan Stanley & Co. Incorporated, the investment bankers retained to conduct the stock offering. All conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information obtained from other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

We have investigated the competitive environment within which the Bank operates and have assessed the Bank’s relative strengths and weaknesses. We have monitored the material federal regulatory and legislative actions affecting financial institutions generally and analyzed the potential impact of such developments on the Bank and the industry as a whole to the extent we were aware of such matters. We have analyzed the potential effects of the stock conversion on the Bank’s operating characteristics and financial performance as they relate to the pro forma market value of People’s United. We have considered the assets held by the MHC, which will be consolidated with the Company pursuant to the completion of conversion. We have reviewed the economic and demographic characteristics of the primary market area in which the Bank currently operates. We have compared the Bank’s financial performance and condition with a peer group of publicly-traded financial institutions that were selected and evaluated in accordance with the Valuation Guidelines and other regulatory guidance, as well as with all publicly-traded financial institutions. We have reviewed the current conditions in the securities markets in general and the market for financial institution stocks in particular (including commercial banks and thrifts). We have also reviewed the current market for initial public offerings by thrifts, with a particular focus on second-step conversion offerings. We have excluded from such analyses financial institutions subject to announced or rumored acquisition, thrifts in mutual holding company form and/or institutions that exhibit unusual characteristics such as balance sheet characteristics or operating traits, significant non-recurring gains or losses, proxy litigation or failure to meet minimum regulatory capital requirements.

The Appraisal is based on People’s representation that the information contained in the regulatory applications and draft prospectus, and additional information furnished to us by People’s and its independent auditor, legal counsel, investment bankers and other authorized agents, are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by People’s, or its independent auditor, legal counsel, investment bankers and other authorized agents, nor did we independently value the individual assets or liabilities of the Bank or portfolios of assets or liabilities of the Bank. The valuation considers the Bank and the Company only as going concerns and should not be considered as an indication of liquidation or control value.

Boards of Trustees/Directors

October 16, 2006

Our appraised value is predicated on a continuation of the current operating environment for Bank and the Company, and for all financial institutions and their holding companies. Changes in the local, state and national economy, the federal legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of financial institution stocks as a whole or the value of the Company’s stock alone. It is our understanding that there are no current plans for selling control of the Company following completion of the second-step conversion offering. To the extent that such factors can be foreseen, they have been factored into our analysis.

The estimated pro forma market value is defined as the price at which the Company’s common stock, immediately upon completion of the second-step conversion offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge and a similar understanding of relevant facts.

Valuation Conclusion

It is our opinion that, as of October 16, 2006, the estimated aggregate pro forma valuation of the shares of the Company to be issued and outstanding at the end of the conversion offering and contribution to the Foundation – including (1) newly-issued shares representing the MHC’s current ownership interest in the Bank, (2) exchange shares issued to existing public shareholders of the Bank and (3) the shares of common stock to be contributed to the Foundation – was $5,239,542,200 at the midpoint, equal to 261,977,110 shares at a per share value of $20.00. The resulting range of value and pro forma shares, all based on $20.00 per share and 2.0 million shares issued to the Foundation, are as follows: $4,459,610,880, or 222,980,544 shares, at the minimum; $6,019,473,540, or 300,973,677 shares, at the maximum; and $6,916,394,580, or 345,819,729 shares, at the supermaximum (also known as “maximum, as adjusted”).

Based on this valuation and taking into account the ownership interest represented by the shares owned by the MHC and the shares contributed to the Foundation, the midpoint of the offering range is $3,000,000,000, equal to 150,000,000 shares at $20.00 per share. The resulting offering range and offering shares, all based on $20.00 per share, are as follows: $2,550,000,000, or 127,500,000 shares, at the minimum; $3,450,000,000, or 172,500,000 shares, at the maximum; and $3,967,500,000, or 198,375,000 shares, at the supermaximum. In addition, 2.0 million shares will be contributed to the Foundation at each point in the range.

Boards of Trustees/Directors

October 16, 2006

Establishment of the Exchange Ratio

OTS regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares in the fully converted company. The Board of Directors of People’s has independently determined the exchange ratio, which has been designed to preserve the current aggregate percentage ownership in the Company, before taking into account the impact of the share contribution to the Foundation. The exchange ratio to be received by the existing minority shareholders of the Bank will be determined at the end of the offering, based on the total number of shares sold in the subscription and syndicated offerings and the final appraisal. Based on the valuation conclusion herein, the resulting offering value and the $20.00 per share offering price, the indicated exchange ratio at the midpoint is 1.8290 shares of the Company for every one public share of the Bank. Furthermore, based on the offering range of value, the indicated exchange ratio is 1.5546 at the minimum, 2.1033 at the maximum and 2.4188 at the supermaximum. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held in the Bank by the public stockholders or on the proposed exchange ratio.

Limiting Factors and Considerations

The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock of the Bank or the Company. Moreover, because such valuation is determined in accordance with applicable OTS regulatory guidelines and is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion offering, or prior to that time, will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of People’s United immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the second-step offering.

The valuation prepared by RP Financial in accordance with applicable OTS regulatory guidelines was based on the financial condition, operations and shares outstanding of the Bank as of September 30, 2006, the date of the financial data included in the applications and draft prospectus. The proposed exchange ratio to be received by the current public stockholders of the Bank and the exchange of the public shares for newly issued shares of the Company’s common stock as a full public company was determined independently by the Board of Trustees of the MHC and Board of Directors of the Bank. RP Financial expresses no opinion on the proposed exchange ratio to public stockholders or the exchange of public shares for newly issued shares.

Boards of Trustees/Directors

October 16, 2006

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from directly purchasing stock of its financial institution clients.

This valuation will be updated as provided for in the OTS conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of the Bank, management policies, and current conditions in the equity markets for thrift shares, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the federal legislative and regulatory environment for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update. The valuation will also be updated at the completion of the stock offering.

Respectfully submitted,
RP® FINANCIAL, LC.

/S/ WILLIAM E. POMMERENING
William E. Pommerening
Chief Executive Officer and Managing Director

/S/ RONALD S. RIGGINS
Ronald S. Riggins
President and Managing Director

/S/ GREGORY E. DUNN
Gregory E. Dunn
Senior Vice President

TABLE OF CONTENTS

PEOPLE’S BANK

Bridgeport, Connecticut

DESCRIPTION	PAGE NUMBER
CHAPTER ONE OVERVIEW AND FINANCIAL ANALYSIS
Introduction	1.1
Plan of Conversion	1.2
Strategic Overview	1.3
Balance Sheet Trends	1.7
Income and Expense Trends	1.12
Interest Rate Risk Management	1.16
Lending Activities and Strategy	1.18
Asset Quality	1.22
Funding Composition and Strategy	1.23
Subsidiaries	1.24
Legal Proceedings	1.25

CHAPTER TWO MARKET AREA
Introduction	2.1
Market Area Demographics	2.2
National Economic Factors	2.5
Regional Economy	2.9
Market Area Deposit Characteristics	2.12
Competition	2.14

CHAPTER THREE PEER GROUP ANALYSIS
Peer Group Selection	3.1
Financial Condition	3.10
Income and Expense Components	3.14
Loan Composition	3.17
Interest Rate Risk	3.19
Credit Risk	3.21
Summary	3.21

TABLE OF CONTENTS

PEOPLE’S BANK

Bridgeport, Connecticut

(continued)

DESCRIPTION			PAGE NUMBER
CHAPTER FOUR VALUATION ANALYSIS
Introduction			4.1
Appraisal Guidelines			4.1
RP Financial Approach to the Valuation			4.1
Valuation Analysis			4.2
1.	Financial Condition		4.3
2.	Profitability, Growth and Viability of Earnings		4.4
3.	Asset Growth		4.6
4.	Primary Market Area		4.7
5.	Dividends		4.8
6.	Liquidity of the Shares		4.8
7.	Marketing of the Issue		4.9
	A.	The Public Market	4.9
	B.	The New Issue Market	4.15
	C.	The Acquisition Market	4.19
	D.	Trading in People’s Stock	4.19
	E.	Size of Offering	4.21
8.	Management		4.22
9.	Effect of Government Regulation and Regulatory Reform		4.22
Summary of Adjustments			4.22
Valuation Approaches			4.23
1.	Price-to-Earnings (“P/E”)		4.25
2.	Price-to-Book (“P/B”)		4.26
3.	Price-to-Assets (“P/A”)		4.28
Comparison to Recent Conversions			4.28
Valuation Conclusion			4.29
Establishment of the Exchange Ratio			4.30

RP® Financial, LC.

Page 1.1

I. OVERVIEW AND FINANCIAL ANALYSIS

Introduction

People’s Bank (“People’s” or the “Bank”) is a federally-chartered stock saving bank headquartered in Bridgeport, Connecticut. People’s was organized in 1842 as a mutual savings bank and reorganized into the mutual holding company form of ownership in 1988. As one of Connecticut’s largest financial institutions, People’s maintains a statewide presence through a network of 156 branches, which includes 75 traditional branches, 73 branches that operate in Stop & Shop supermarket locations, eight limited service branches and more than 250 ATMs. The Bank’s distribution network also includes fully integrated online banking and investment trading, a 24-hour telephone banking service and participation in a worldwide ATM network. During 2005 and 2006 to date, the Bank opened 10 new branches in Connecticut, three of which are traditional branches and seven of which are in Stop & Shop supermarkets. In May 2006, the Bank announced plans to open at least 15 traditional branches in Westchester County, New York, over the next three years, with seven planned by the end of 2007. The Bank’s financial services are also delivered through 23 investment and brokerage offices (22 of which are located within branch offices), five wealth management and trust offices, nine People’s Capital and Leasing Corp. offices (of which eight are located out of state) and seven commercial lending offices. In addition, the Bank maintains a loan production office in Massachusetts to support its commercial real estate lending initiatives in that state. A map of the Bank’s current branch office locations is included as Exhibit I-1.

The Bank is a member of the Federal Home Loan Bank (“FHLB”) system and its deposits are insured up to the maximum allowable amount by the Federal Deposit Insurance Corporation (“FDIC”). At September 30, 2006, People’s had total assets of $10.6 billion, deposits of $9.0 billion and equity of $1.4 billion, or 12.7% of total assets. People’s audited financial statements for the most recent period are included by reference as Exhibit I-2.

On July 6, 1988, the Bank, as a Connecticut-chartered mutual saving bank, reorganized into the mutual holding company form of organization when it converted to a Connecticut-chartered stock savings bank and became the majority-owned subsidiary of People’s Mutual

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Holdings (the “MHC”). In connection with the reorganization, the Bank sold 7,273,750 shares of its common stock to the public and issued 25,300,000 shares of its common stock to the MHC. Since the completion of the minority stock offering to the public, the Bank has declared three stock dividends on its common stock, with the effect of a three-for-two stock split on each occasion. From time-to-time, the Bank has also repurchased shares of its common stock held by the public stockholders. On August 18, 2006, the Bank converted to a federal stock savings bank and the MHC converted to a federally-chartered mutual holding company regulated by the Office of Thrift Supervision (“OTS”). As of September 30, 2006, the MHC held approximately 82.0 million shares or 57.7% of the Bank’s outstanding common stock, while the public shareholders held the 60.1 million share balance, or 42.3%.

Plan of Conversion

On September 19, 2006, the Board of Trustees of the MHC and the Board of Directors of the Bank adopted a plan of conversion, pursuant to which the Bank will reorganize from the mutual holding company structure to a stock holding company structure and a newly formed Delaware chartered stock corporation, People’s United Financial, Inc. (“People’s United” or the “Company”), will undertake a second-step conversion. As part of the plan of conversion, the public stockholders of the Bank will exchange their shares for shares of the Company’s common stock pursuant to an exchange ratio that will result in the same pro forma ownership percentage as owned immediately prior to the conversion, before taking into account the shares to be contributed to a newly-formed foundation (see below). The Company will first sell shares of common stock in a subscription offering, and then will sell shares in a syndicated offering, with the amount of the offering representing the ownership interest in the Bank currently owned by the MHC. The MHC assets of approximately $8.5 million will be consolidated with the Company at the time the stock offering closes.

In connection with the second-step conversion, a charitable foundation will be established, known as The People’s Community Foundation (the “Foundation”). The Foundation will be funded with cash and stock equal to $60 million immediately following the closing of the conversion, comprised of a $40 million stock contribution and a $20 million cash contribution. The purpose of the Foundation is to enhance the relationship between People’s and

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the communities in which the Bank operates. In this regard, the Foundation will make grants and donations to non-profit and community groups and projects in the Bank’s market area. Through stock ownership, the Foundation can participate in the long-term growth of the Company through dividends and potential price appreciation.

Strategic Overview

The Bank offers a full range of financial services, primarily in Connecticut, to individual, corporate, municipal and institutional customers. The Bank’s traditional banking activities include secured and unsecured commercial and consumer lending, originating mortgage loans secured by residential and commercial properties and accepting consumer, commercial and municipal deposits. The Bank’s lending activities are primarily conducted in Connecticut, but extend into adjacent states as well. Commercial lending activities are also conducted on a national basis through the Bank’s national credits group, in which the Bank becomes a participant on commercial credits located throughout the U.S. People’s also provides equipment and lease financing on a national basis through its wholly-owned subsidiary People’s Capital and Leasing Corp. (“PCLC”).

Beyond traditional banking services, People’s provides a variety of specialized financial services to address the full range of banking services required of a diverse customer base. In addition to PCLC, services offered through the Bank’s subsidiary activities include brokerage, financial advisory services and life insurance through People’s Securities, Inc. (“PSI”), asset management through Olson Mobeck Investment Advisors, Inc. (“OMIA”) and insurance services through R.C. Knox and Company, Inc. (“RC Knox”).

People’s core banking operations are divided into two major segments: commercial banking and retail banking (also referred to as consumer financial services). The commercial banking segment consists primarily of commercial business and commercial real estate lending along with commercial deposits on the funding side of the balance sheet. Other components of the commercial banking segment include equipment financing conducted through the operations of PCLC, cash management, correspondent banking and municipal banking. The primary operations of the retail banking segment consist of generation of retail deposits and the

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origination of residential mortgage, home equity and other consumer loans. The retail banking segment also includes the activities of PSI, OMIA and RC Knox.

The third and less significant component of the Bank’s operations is the treasury segment, which encompasses management of investments and wholesale funding activities. People’s balance sheet restructuring in recent years has substantially diminished the operations of the treasury segment.

The Company’s business strategy is to focus on those businesses in which it has proven competencies, which are anticipated to enable the Company to grow the franchise both in-state and in other states, while maintaining the historical commitment to quality of business, assets, and customer service. Key elements of this strategy going forward include: (1) expanding the Bank’s geographic reach through de novo branching in Westchester County, New York, a contiguous market with comparable affluent demographics as in the Bank’s home market of Fairfield County, Connecticut; (2) expanding both in-market and in other markets through complementary acquisitions in banking or banking related businesses; (3) building on the Stop & Shop relationship, including one additional branch prior to the end of 2006 and seven additional branches in 2007; (4) optimizing balance sheet management and the net interest margin through certain balance sheet restructuring (as described more fully below); and (5) maintaining a diversified loan portfolio comprised of commercial, residential and consumer loans, with an emphasis on geographic diversity and spreading the commercial loan portfolio across many industries. In addition, the Bank intends to continue to maintain a strong level of non-interest income through fees on transaction accounts and through other revenue generating activities.

The Bank’s de novo branching and acquisition initiatives cannot be specifically quantified. The growth initiative through de novo branching is dependent on the ability to identify suitable markets for opening new offices and being able to attract qualified personnel familiar with these new markets. The Bank enjoys exclusive branching rights in Stop & Shop supermarkets in Connecticut through 2012 (with an option to extend until 2022), and is required to open a branch in each new Stop & Shop in state. If the Bank is unable to renew or renegotiate the licensing arrangements with Stop & Shop, then the Bank will be forced to relocate the in-store branches or close/consolidate such locations. The Bank is making its market entry into Westchester County, New York, commencing in 2007, with 15 traditional de novo branches over

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three years. Although the Bank has been successful with de novo branching in Connecticut where it has branding recognition, the success of the Bank’s traditional de novo branching initiative in Westchester County has not been tested, so the pro forma impact remains uncertain. The ability to consummate and successfully integrate future acquisitions of branches or financial institutions is also uncertain – reflecting not only the uncertainty of the identity of such targets, but the pro forma financial impact of such transactions. Accordingly, the growth capacity and ability to increase earnings through the de novo branching and acquisition initiatives remain an unknown at this time.

The Bank has been pursuing a strategy to reposition the balance sheet to facilitate net interest margin improvement through the reduction of investments and borrowings. Restructuring of People’s balance sheet was initiated through the sale Bank’s credit card business in the first quarter of 2004, which included $2.0 billion of credit card receivables as well as the transfer of its related credit card operations and 420 employees to The Royal Bank of Scotland. The Bank realized gross proceeds of $2.4 billion and a pre-tax gain of $305.4 million from the sale of its credit card business. Approximately $1.0 billion of the proceeds were utilized to prepay long-term borrowings, which along with the cancellation of derivative positions with notional values of $770 million, resulted in liability restructuring costs totaling $133.4 million. Restructuring of the balance sheet has also been implemented through liquidating the investment portfolio and utilizing the proceeds to fund the pay down of borrowings as well as redeployment of investment proceeds into higher yielding loans. The liquidation of the investment portfolio was substantially completed in the third quarter of 2006, with the sale of approximately $835 million of investment securities that resulted in an after-tax reduction in third quarter earnings of $15.7 million.

In contrast to traditional thrifts which have experienced net interest margin compression in 2005 and 2006 due to the rise in short-term interest rates and flattening of the yield curve, People’s net interest margin has improved. Expansion of the Bank’s net interest margin has been facilitated by the asset sensitive position of People’s balance sheet, as well as balance sheet restructuring in which borrowings have been paid down and securities have been replaced with higher yielding loan growth. The high concentration of deposits maintained in lower costing savings and transaction accounts, particularly non-interest bearing demand deposits, and lending

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diversification into interest rate sensitive types of lending have also contributed to the strengthening of the Bank’s net interest margin. One key funding strategy employed by the Bank over the last couple of years that supported margin growth was the decision to focus on core deposit growth and emphasizing customer service rather than aggressively bidding for time deposits as shorter-term interest rates increased. The Bank offset the modest deposit outflow from this pricing strategy (as well as the sale of three smaller branches) with net deposit growth derived from the de novo branching over this same time period.

The emphasis on lending diversification into higher risk types of lending, as well as growth of the Bank’s national commercial lending activities, has increased the credit risk profile of the loan portfolio. At the same time, trends in the Bank’s credit quality measures have been favorable, as highlighted by a decreasing balance of non-performing assets. Adherence to a disciplined lending philosophy and favorable economic and real estate market conditions are factors that management believe have contributed to the favorable downward trend in non-performing assets balance as well as maintaining non-performing assets ratios that are well below industry averages. The loan portfolio primarily consists of loans to people or businesses located in Connecticut, or involved in-state property. Thus, the credit risk is largely tied to the economic health of the state, and at the present time Connecticut enjoys generally favorable conditions.

Overall, People’s business plan strategies have strengthened earnings without substantial impairment of interest rate risk and credit risk objectives. The positive trend in the Bank’s recurring earnings base has been the result of balance sheet restructuring and growth of the commercial banking and consumer financial services core business segments. Going forward, however, the Bank’s strategy is shifting towards growth through de novo branching and acquisition.

Implementation of the Bank’s post-conversion growth strategies will be supported by the significant increase in pro forma capital. The Bank’s post-conversion business plan strategy is to pursue balance sheet growth through disciplined organic growth in the core business segments and de novo branching, emphasizing loan growth funded by retail deposits. The Bank does not anticipate a dramatic change in its credit and interest profile on a post-conversion basis. Post-conversion acquisitions are expected to complement the organic growth strategy. Towards this

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end, the Bank will seek to acquire institutions that would support expansion of the Bank’s core business segments in the tri-state area of Connecticut, New York and Massachusetts. As a fully-converted institution with a significant surplus of capital, People’s will be postured to realize significant balance sheet growth and the expansion of it banking franchise through acquisitions. The projected use of stock proceeds is highlighted below.

•	The Company. The Company is expected to retain up to 50% of the net conversion proceeds. At present, the funds to be retained at the holding company level, net of the loan to the ESOP, are expected to be deposited in the Bank. In addition, the Company will contribute $20 million in cash to the Foundation. Over time, the funds may be utilized for various corporate purposes, including acquisitions, infusing additional equity into the Bank, repurchases of common stock, and/or the payment of cash dividends.

•	The Bank. Approximately 50% of the net conversion proceeds will be infused into the Bank. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank will initially be maintained in liquidity, pending deployment into loans over time.

The Bank has acknowledged that it expects to have a below market return on equity (“ROE”) due to the high pro forma equity level, until such time as the new capital can be leveraged through implementation of business plan growth strategies.

Balance Sheet Trends

Table 1.1 shows the Bank’s historical balance sheet data for the past five and three-quarter years. From December 31, 2001 through September 30, 2006, People’s assets decreased at a 2.4% annual rate, peaking at year end 2002 at $12.3 billion before declining to $10.6 billion at September 30, 2006. While the balance of assets has been somewhat static since year end 2004, there has been a notable shift in asset/liability (“A/L”) composition towards higher concentrations of loans and deposits, a strategy which has supported profitability and earnings growth. Asset shrinkage over this period reflects the near liquidation of the investment portfolio to facilitate the pay down of borrowings and to supplementally fund loan growth. A summary of People’s key operating ratios for this period is presented in Exhibit I-3.

Loans receivable increased at an annual rate of 8.1% from year end 2001 through September 30, 2006. Loan portfolio growth was sustained throughout the period, funded by

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[Table 1.1 is omitted. It has been filed as a paper filing.]

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deposit growth and liquidity from maturing investments or securities sales. Loan growth combined with asset shrinkage served to increase the loans-to-assets ratio from 53.0% at year end 2001 to 85.9% at September 30, 2006, thereby increasing the earnings power of the balance sheet. The Bank’s loan portfolio composition is reflective of a diversified lending strategy, with commercial and consumer loans comprising a larger portion of total loans than residential mortgage loans. Loan portfolio composition has undergone modest change during the review period. Residential mortgage loans comprised 42.2% of loans outstanding at September 30, 2006, versus 42.8% of total loans outstanding at year end 2001. Commercial real estate loans have decreased from 24.2% of total loans at year end 2001 to 19.6% of total loans at September 30, 2006. On the other hand, commercial business loans, which include loans generated through PCLC, increased from 18.4% of total loans at year end 2001 to 23.9% of total loans at September 30, 2006. The level of consumer loans comprising total loans was fairly consistent over this period, equaling 14.6% of total loans at year end 2001 and 14.3% of total loans at September 30, 2006.

People’s business plan strategy has been to gradually replace securities with higher yielding loans upon maturity or through liquidation. After peaking at $3.2 billion, or 26.3% of assets, at year end 2002, the securities portfolio steadily decreased and was substantially eliminated with the sale of approximately $835 million of securities in the third quarter of 2006. In prior years, the Bank’s investment portfolio was concentrated in low risk debt securities such as U.S. Treasury and agency securities and mortgage-backed securities guaranteed or insured by a Government Sponsored Enterprise. The securities portfolio also included corporate debt and equity securities. As of September 30, 2006, the securities portfolio totaled $201.9 million and consisted of U.S. Treasury and agency securities, FHLB stock, mortgage-backed securities and trading account securities. Exhibit I-4 provides historical detail of the Bank’s investment portfolio composition. People’s also maintained cash and cash equivalents of $535.4 million or 5.0% of assets at September 30, 2006, which was slightly above the level of cash and cash equivalents maintained at recent prior year ends. Reinvestment of a portion of the proceeds realized from the sale of securities into short-term instruments contributed to the increase in cash and cash equivalents ratio maintained at September 30, 2006. On a pro forma basis, the net offering proceeds are anticipated to be invested in federal funds or similar quality short-term securities.

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With the recent substantial liquidation of the securities portfolio and only a modest increase in cash and cash equivalents, there has been a notable decrease in the Bank’s on-balance sheet liquidity during recent years. However, given the Bank’s significant unused borrowing capacity (estimated at approximately $5 billion) and given the large cash infusion from the offering, People’s is viewed as having ample capacity to fund loan growth as well as meet other obligations requiring liquidity (such as funding deposit withdrawals and repayment of subordinated notes as they mature).

The Bank also maintains an investment in bank-owned life insurance (“BOLI”) policies, which cover the lives of some of the Bank’s officers. The purpose of the BOLI program is to help defray the rising costs of employee benefits. The life insurance policies earn tax-exempt income through cash value accumulation and death proceeds. As of September 30, 2006, the cash surrender value of the Bank’s BOLI equaled $211.2 million. The Bank did not maintain any BOLI prior to 2004.

People’s maintained goodwill and other acquisition-related intangibles totaling $105.3 million, or 1.0% of assets, at September 30, 2006, which consisted of $101.5 million of goodwill and $3.8 million of other acquisition-related intangibles. Other acquisition-related intangibles will be fully amortized in 2010. Goodwill is tested for impairment at least annually. A goodwill impairment charge of $2.0 million was recorded in 2005.

Retail deposits have consistently been the primary funding source for the Bank, and the funding with borrowed funds has been gradually reduced since 2001. Although deposits increased at a 2.5% annual rate from year end 2001 through September 30, 2006, after a period of steady growth through 2004, the growth rate began to slow in 2005 and deposits declined during 2006, as the Bank made the determination as interest rates increased to not join the competition and compete aggressively for time deposits. Rather, the Bank continued to emphasize transaction accounts through offering convenient access and high customer service and offset some of the deposit outflow with new deposit growth at the newly-opened branches. Over the 2002 to present period, deposit growth combined with the pay down of borrowings

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resulted in a dramatic shift in the Bank’s funding composition towards deposits, increasing from 67.1% of assets at year end 2001 to 84.6% at September 30, 2006. Although most of the Bank’s deposit growth since year end 2001 has been realized through transaction and savings accounts, the proportion to total deposits has declined from 63.6% at year end 2001 to 60.8% of total deposits at September 30, 2006. The majority of the deposits over the period have been in core deposits, as certificates of deposit (“CDs”) predominantly have balances under $100,000, there has been a small amount of municipal deposits and there have been no brokered deposits.

As noted earlier, the Bank’s balance sheet restructuring has been designed to pay down the borrowings, facilitated through the sale of securities and credit card operations as well as payoffs through maturing investment securities. Accordingly, borrowings decreased from $2.5 billion, or 21.4% of assets, at year end 2001 to $13.6 million, or 0.1% of assets, at September 30, 2006. People’s also maintained subordinated notes totaling $108.8 million, or 1.0% of assets, at September 30, 2006, versus a comparable balance of $252.1 million, or 2.1% of assets, at year end 2001. Subordinated debt was repurchased in 2004 and 2005 as part of the Bank’s balance sheet restructuring, with the bulk of the repurchases occurring in 2004.

From year end 2001 through September 30, 2006, the Bank’s equity increased at an annual rate of 8.1%. People’s equity growth rate was largely realized through the retention of earnings and, to a lesser extent, a decrease in the net unrealized loss on available for sale (“AFS”) securities. Partially offsetting the Bank’s equity growth were dividends paid to the public shareholders. People’s currently pays an annual dividend of $1.00 per share to the public shareholders. Equity growth combined with asset shrinkage since year end 2002 provided for an increase in the Bank’s equity-to-assets ratio from 7.9% at year end 2001 to 12.7% at September 30, 2006. The Bank’s tangible equity-to-assets ratio equaled 11.7% at September 30, 2006, reflecting goodwill and intangibles totaling $105.3 million, or 1.0% of assets. The additional capital realized from the second-step conversion offering will serve to significantly increase the Bank’s equity position for purposes of organic growth and de novo branch expansion, as well as pursuing growth through acquisitions of other financial institutions.

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Income and Expense Trends

Table 1.2 shows the Bank’s historical income statements since fiscal 2001. The Bank’s profitability over this period ranged from a low of 0.47% of average assets during 2002 to a high of 1.86% of average assets during 2004. For the twelve month period ended September 30, 2006, the Bank reported net income of $119.9 million, or 1.10% of average assets. Peak earnings in 2004 reflect a $198.5 million gain realized from the sale of the Bank’s credit card operations.

The Bank’s key components of core earnings are net interest income and operating expenses. However, the Bank has a relatively high balance of fee generating transaction accounts and management has sought to diversify its revenue into business segments that generate non-interest revenues, thus non-interest operating income has been a significant contributor to the core earnings and profitability. Non-recurring income items, consisting of non-operating income and discontinued operations, have had a varied impact on the earnings over the review period. From a valuation perspective, such non-recurring income and expense items will be eliminated in determining the valuation earnings base.

Over this period, the Bank’s net interest income ranged from a low of 2.38% of average assets during 2003 to a high of 3.48% of average assets for the twelve months ended September 30, 2006. The upward trend in the net interest income ratio since 2003 reflects the improvement in the yield-cost spread realized from the balance sheet restructuring and the benefit of maintaining an asset sensitive balance sheet during a period of rising short-term interest rates. The widening of the yield-cost spread was supported by three major factors: first, the yield earned on interest-earning assets increased, as lower yielding securities were replaced with higher yielding loans; second, rising short-term interest rates resulted in interest-earning assets repricing upwards faster than interest-bearing liabilities; and, third, the high concentration of non-interest bearing demand accounts and the pay down of borrowings favorably reduced the funding cost structure. Overall, the Bank’s interest rate spread increased from 2.84% during 2003 to 3.71% for the nine months ended September 30, 2006. The Bank’s historical net interest rate spreads and yields and costs are set forth in Exhibits I-3 and I-5.

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[Table 1.2 is omitted. It has been filed as a paper filing.]

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Non-interest operating income has been a significant and growing source of revenue and earnings for the Bank over the last few years, reflecting transaction account fees as well as revenues from the diversification of retail banking activities into other financial services. Non-interest operating income increased from a low of 1.11% of average assets during 2001 to a high of 1.57% of average assets for the twelve months ended September 30, 2006. Service charges on deposit accounts constitute the largest portion of the Bank’s fee-based revenues. Fee-based revenues are also generated though the Bank’s subsidiary activities, which includes brokerage, financial advisory services and life insurance provided by PSI, wealth management and trust services provided by OMIA and insurance services provided by RC Knox. Fee-based revenues totaled $153.3 million for the twelve months ended September 30, 2006, with service charges on deposit accounts comprising $78.2 million, or 51.0%, of the fee-based revenues. Other sources of non-interest operating income consist of BOLI income and miscellaneous other sources of income.

Operating expenses have ranged from a low of 2.90% of average assets during 2002 to a high of 4.47% of average assets during 2004. For the twelve months ended September 30, 2006, operating expenses equaled 3.23% of average assets. The higher operating expense ratio in 2004 resulted from liability restructuring costs, particularly the prepayment of borrowings, which amounted to $133.4 million or 1.34% of average assets. By excluding the 1.34% liability restructuring cost, the resulting adjusted ratio of 3.12% is shown to be relatively consistent in its year-to-year increase from 2002 forward. The Bank’s relatively high operating expense ratio reflects the higher staffing needs that are associated with generating a high level of transaction accounts and financial services activities as well as recent de novo branching initiatives. Furthermore, the reduction of wholesale funding has placed upward pressure on the Bank’s operating expense ratio, given the higher loan and deposit administration costs relative to wholesale leveraging activities.

Overall, the positive trends in the Bank’s net interest income since 2001 stimulated an increase in core earnings and profitability despite the increasing operating expense ratio. The increase in the expense coverage ratio (net interest income divided by operating expenses) underscores these trends. People’s expense coverage ratio equaled 0.92 times during 2001 and gradually improved to 1.08 times during the twelve months ended September 30, 2006.

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Similarly, People’s efficiency ratio (which we have defined herein as operating expenses, net of amortization of intangibles, as a percent of the sum of net interest income and other operating income) of 63.8% during the twelve months ended September 30, 2006 was more favorable than the 78.4% efficiency ratio during 2001. Higher levels of net interest income and non-interest operating income both contributed to the improvement in the Bank’s efficiency ratio and overall core profitability.

Loan loss provisions have had a varied impact on the Bank’s earnings over this period, but, in general, have trended lower. Loan loss provisions established during the twelve months ended September 30, 2006 equaled 0.07% of average assets, versus 0.41% of assets during 2001. Favorable trends in non-performing assets and improving economic and real estate market conditions supported the reduction in loan loss provisions. At September 30, 2006, the Bank maintained valuation allowances of $74.0 million, equal to 0.81% of total loans and 355.8% of non-performing loans. Exhibit I-6 sets forth the Company’s loan loss allowance activity during the review period.

Net non-operating income/loss (comprised of gains and losses on a variety of transactions) has had a variable impact on the Bank’s earnings and profitability over the period, ranging from a net gain of 0.12% of average assets in 2003 to a net loss of 0.15% of average assets for the twelve months ended September 30, 2006. The higher level of non-operating income in 2003 was supported by gains realized from the sale of residential mortgage loans, which peaked at $14.8 million, or 0.13% of average assets. The Bank typically sells all newly-originated fixed rate residential mortgage loans on a servicing-released basis. Security losses were more significant in 2001 and for the twelve months ended September 30, 2006. Security losses in 2001 of $18.5 million largely consisted of write-downs on the carrying amounts of large capitalization technology stocks ($10.9 million) and a loss from the sale of an Enron bond ($4.0 million). The security losses of $27.2 million for the twelve months ended September 30, 2006 reflected the previously referenced restructuring transaction. The security losses in 2001 were more than offset by gains realized from the sale of NYCE common stock ($16.9 million) and a gain on the sale of a branch ($3.1 million). People’s also realized an $8.1 million gain on the sale of three branches in 2005. The non-operating items are excluded in the valuation earnings bases.

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Discontinued operations reflect the sale of the Bank’s United Kingdom business in 2001 and credit card operations in 2004. The Bank realized a pre-tax gain of $78.0 million on the sale of its United Kingdom credit card and consumer loan operations for net cash proceeds of $521.8 million. People’s completed the sale of its credit card business, which included $2.0 billion of credit card receivables, in the first quarter of 2004. Gross proceeds from the sale of the credit card operations totaled $2.4 billion and the net pre-tax gain on the sale equaled $305.4 million. As the result of the sale of the credit card business, the results of operations for the credit card business were reclassified to discontinued operations. Income from discontinued operations for 2004, 2005 and for the twelve months ended September 30, 2006 reflect recoveries on previously charged-off credit card accounts that were not included in the credit card sale. The level of recoveries is expected to continue to decline, given the aging and diminishing pool of charged-off accounts.

People’s effective tax rate equaled 32.9% for the twelve months ended September 30, 2006, which was relatively consistent with its effective tax rate for 2005. In 1998, People’s formed a passive investment company, People’s Mortgage Investment Company, in accordance with Connecticut tax laws, which permitted transfers of mortgage loans to such subsidiaries on or after January 1, 1999, The related earnings of the subsidiary, and any dividends it pays to the parent, are not subject to Connecticut income tax. People’s effective tax rate for twelve months ended September 30, 2006 reflects the exclusion of People’s Mortgage Investment Company’s earnings and dividends paid to the parent company from Connecticut taxable income. As set forth in the prospectus, the marginal tax rate applied to the pro forma conversion assumptions equaled 34.0%.

Interest Rate Risk Management

People’s balance sheet is asset sensitive in the short-term (less than one year) and, thus, the net interest margin has benefited from the rise in short-term interest rates in recent years. People’s evaluates the impact of interest rate risk on “Income at Risk” using an earnings simulation model to project earnings under multiple interest rate environments over a one-year time horizon resulting in a quantification of interest rate risk. The Bank also evaluates interest rate risk through modeling the change in Market Value Equity (‘MVE”) that results from a shift

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in interest rates. Based on balance sheet data as September 30, 2006, a 2.0% upward shift in interest rates would result in a 7.1% increase in Income at Risk and a 3.3% decrease in MVE (see Exhibit I-7).

The Bank pursues a number of strategies to manage interest rate risk, particularly with respect to limiting the repricing mismatch between interest rate sensitive assets and liabilities. The Bank manages interest rate risk from the asset side of the balance sheet through selling originations of 1-4 family fixed rate residential mortgage loans and emphasizing the origination of loans with adjustable rates or short-terms. As of December 31, 2005, of the Bank’s total loans due after December 31, 2006, ARM loans comprised 77.5% of those loans (see Exhibit I-8). On the liability side of the balance sheet, management of interest rate risk is supported by maintaining a high concentration of deposits in lower cost savings and transactions, particularly non-interest bearing demand deposits. Transaction and savings accounts comprised 60.8% of the Bank’s deposits at September 30, 2006. Non-interest bearing deposits accounted for 39.8% of the Bank’s transaction and savings account deposits at September 30, 2006. The fee income generated from People’s transaction accounts, as well as diversification of operations into business segments that produce non-interest revenues, also facilitates managements of the Bank’s interest rate risk, given the relative stability of such revenues in various interest rate environments.

On a limited basis, People’s utilizes off-balance derivative financial instruments for purposes of interest rate risk management. The Bank’s use of derivative financial instruments includes interest rate swaps, interest rate floors and foreign exchange contracts. Interest rate swaps are used to match more closely the repricing of certain commercial real estate finance loans and the funding associated with those loans. The interest rate swaps effectively convert the funding liabilities from a variable interest rate into a fixed interest rate and consequently reduce People’s exposure to increases in interest rates and their effect on interest income and interest expense. The notional amount of interest rate swaps maintained by People’s at September 30, 2006 equaled $9.3 million.

People’s purchased interest rate floors in December 2005 to partially manage its exposure to a decrease in interest income resulting from declines in certain interest rates. The interest rate floors offer protection against a decline in interest income if the one-month LIBOR-index rate

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used to reprice certain floating-rate commercial loans declines below the strike rate on the interest rate floors. The notional amount of interest rate floors maintained by People’s at September 30, 2006 equaled $700.0 million.

Foreign exchange forward contracts are commitments to buy or sell foreign currency on a future date at a contractual price. People’s uses foreign exchange contracts on a limited basis to eliminate its exposure to fluctuations on certain of its commercial loans that are denominated in foreign currencies. Gains and losses on foreign exchange contracts substantially offset the translation gains and losses. The notional amount of foreign exchange contracts maintained by People’s at September 30, 2006 equaled $13.3 million.

The infusion of stock proceeds will serve to further limit the Bank’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets, initially federal funds, and the increase in the Bank’s capital will lessen the proportion of interest rate sensitive liabilities that fund assets.

Lending Activities and Strategy

People’s lending activities are divided between the consumer financial services and commercial banking business segments, which constitute the Bank’s core operations. Lending activities conducted within the consumer financial services business segment consist of residential and consumer loans. The commercial banking segment includes financing for commercial real estate and commercial business loans. This segment also includes the equipment financing operations of PCLC. Within the commercial banking segment division, People’s maintains a national credits group, which seeks to participate in commercial business loans and commercial real estate loans to borrowers in various industries across the country. Exhibit I-9 provides historical detail of People’s loan portfolio composition over the review period, and Exhibit I-10 provides the contractual maturity of the Bank’s loan portfolio by loan type as of December 31, 2005.

People’s residential loan production is generated through the branch network, calling officers and purchases in the wholesale market. Residential loans are largely secured by residences in Connecticut and, to a lesser extent, nearby markets in New York and

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Massachusetts. Wholesale loan production has been a growing source of the Bank’s residential lending volume, reflecting expansion of the Bank’s wholesale lending activities into Westchester County, New York. Wholesale production accounted for 59% and 66% of the Bank’s residential lending volume in 2005 and for the nine months ended September 30, 2006, respectively. Residential loan production includes both adjustable rate mortgage (“ARM”) loans and fixed rate loans, with ARM loans accounting for most of the Bank’s residential lending volume in recent years. ARM loans offered by the Company include loans with initial repricing terms of three, five or seven years, which after the initial repricing period convert to a one-year repricing schedule for the balance of the mortgage term. People’s generally sells substantially all newly originated fixed-rate residential mortgage loans on a servicing released basis and retains newly originated ARM loans for its own loan portfolio. As of September 30, 2006, the Bank’s residential mortgage loan portfolio totaled $3.9 billion, or 42.2% of total loans outstanding. Included in the residential loan balance at September 30, 2006 was $185 million of residential construction loans. The ARM portfolio, which equaled $3.8 billion at September 30, 2006, included $1.7 billion of interest-only loans.

The consumer loan portfolio is largely generated through Connecticut based customers (currently 99%), with home equity lines of credit accounting for the major portion of the consumer loan portfolio. Home equity lending has been the primary source of consumer loan growth in recent years, which has been supported by appreciation in home values in the Bank’s lending area and the increased focus People’s has placed on home equity lending. In the first quarter of 2006, People’s began offering home equity lines of credit in Massachusetts. In addition to home equity lines of credit, consumer loans offered by People’s include second mortgage loans and other forms of installment and revolving credit loans. The consumer loan portfolio also includes a small balance of unsecured personal installment loans that had been originated nationally in prior years, which continue to pay down following the Bank’s discontinuation of such lending. As of September 30, 2006, the consumer loan portfolio totaled $1.3 billion, or 14.3% of total loans outstanding. Home equity lines of credit accounted for $1.0 billion of the consumer loan portfolio at September 30, 2006.

Commercial real estate financing constitutes the largest portion of People’s commercial banking lending business. Commercial real estate loans are primarily generated through

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originations in Connecticut and adjacent states. In 2005, the Bank opened a commercial real estate finance office in Burlington, Massachusetts. The commercial real estate portfolio also included loan participations purchased on a national basis. People’s seeks to manage the risk associated with the commercial real estate loan portfolio through diversification of property types securing the loan portfolio, varying loan terms and limiting the concentration of loans outstanding to one borrower. At September 30, 2006, approximately 68% of the Bank’s commercial real estate portfolio was secured by properties located in Connecticut. Residential or multi-family loans accounted for the largest concentration of the commercial real estate portfolio at September 30, 2006 (29% of the portfolio), followed by retail properties (22% of the portfolio), office buildings (20% of the portfolio), industrial/manufacturing (10% of the portfolio) and all other property types (19% of the portfolio). As of September 30, 2006, the commercial real estate portfolio totaled $1.8 billion, or 19.6% of total loans outstanding, which included $567 million of commercial real estate construction loans.

People’s commercial business lending activities include short-term working capital credit capital facilities, term-financing, asset-based loans and letters of credit. Commercial business loans are largely generated through Connecticut-based businesses. The commercial business loan portfolio also includes loans originated in adjacent states and loan participations purchased on a national basis. At September 30, 2006, approximately 67% of the Bank’s commercial business loans consisted of loans to Connecticut-based businesses. Loans originated by the Bank are packaged with commercial deposit products, which fund a significant portion of the commercial business loan portfolio. The commercial business loan portfolio is diversified among a variety of industries, with the manufacturing sector accounting for the largest concentration of the portfolio at September 30, 2006 (30% of the portfolio). Other large industry concentrations in the commercial business loan portfolio include finance, insurance and real estate (21% of the portfolio), service (16% of the portfolio), wholesale distribution (8% of the portfolio) and retail sales (8% of the portfolio). As of September 30, 2006, the commercial business loan portfolio totaled $1.4 billion, or 15.7% of total loans outstanding.

The Bank supplements originations of commercial real estate and commercial business loans with purchases of loan participations on a national basis (“shared national credits”). In addition to Connecticut, borrowers located in California, Florida and New York comprise the

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largest concentration of the Bank’s shared national credits. As of September 30, 2006, the share national credits portfolio totaled $542 million, or 14% of the commercial banking loan portfolio. The national credits portfolio consisted of $338 million of commercial business loans and $204 million of commercial real estate loans at September 30, 2006. Growth of the shared national credits portfolio is expected to be part of the overall growth of commercial loan portfolio going forward, in which the portfolio will be limited to 15% of the total commercial loan portfolio.

People’s national lending activities are also conducted through PCLC, which provides equipment financing for customers in 48 states. PCLC specializes in financing for the printing, general manufacturing, transportation/utility and packaging industries, which in total accounted for 85% of the portfolio at September 30, 2006. In addition to Connecticut, PCLC maintains offices in California, Georgia, Kansas, Texas, New Hampshire and Minnesota. Borrowers in the states of California, Texas, Illinois and Florida comprise the largest concentration of PCLC’s portfolio, with such loans accounting for approximately 40% of the portfolio at September 30, 2006. Equipment financing has been an area of loan growth in recent years, as PCLC’s loan portfolio increased 25% on an annualized basis during the first nine months of 2006 and 40% in 2005. As of September 30, 2006, PCLC’s portfolio totaled $751.9 million, or 19% of the commercial loan portfolio.

Exhibit I-11 provides a summary of the Bank’s lending activities over the past one and three-quarter years. Total loans originated equaled $5.5 billion for the twelve months ended September 30, 2006, which was consistent with total loans originated during 2005. Commercial banking loans comprised the majority of the Bank’s lending volume during the past one and three-quarter years, with commercial banking originations equaling $3.4 billion and $3.6 billion during 2005 and for the twelve months ended September 30, 2006, respectively. The increase in commercial banking loan originations was offset by a decrease in originations of consumer financial services loans, which decreased from $2.2 billion during 2005 to $1.9 billion for the twelve months ended September 30, 2006. Loan growth from year end 2005 to September 30, 2006 was largely realized through increased loan purchases, which increased from $47.4 million during 2005 to $205.3 million during the nine months ended September 30, 2006. The increase in loan purchases consisted mostly of consumer financial services loans. Principal repayments increased from $4.6 billion during 2005 to $4.7 billion for the twelve months ended September 30, 2006,

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while loan sales decreased from $334.6 million to $231.7 million over the same time period. Overall, the balance of outstanding loans increased from $8.6 billion at December 31, 2005 to $9.2 billion at September 30, 2006.

Asset Quality

Historical credit quality measures for the Bank are reflective of a low risk lending strategy, notwithstanding the Bank’s significant diversification into higher risk types of lending and commercial lending activities conducted on a national basis. Furthermore, the Bank’s credit quality improved during a period when loan growth was mostly realized through growth of commercial loans that tend to have comparatively higher credit risk than residential mortgage loans. Over the review period, People’s balance of non-performing loans ranged from a high of 0.52% of total loans at year end 2002 to a low of 0.23% of total loans at September 30, 2006. The decline from the peak non-performing loan ratio was supported by reduced balances of non-accruing loans in all loan types. Overall, the non-performing loan balance decreased from $34.9 million at December 31, 2002 to $20.8 million at September 30, 2006. The largest concentrations of non-accruing loans at September 30, 2006 consisted of residential mortgages ($7.8 million) and commercial real estate finance ($6.6 million). The Bank also maintained $2.1 million of real estate owned and repossessed assets at September 30, 2006. Exhibit I-12 presents the Bank’s non-performing assets data for the past five and three-quarter years.

To track the Bank’s asset quality and the adequacy of valuation allowances, People’s has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. People’s maintains the allowance for loan losses at a level that is believed to be adequate to absorb probable losses inherent in the existing loan portfolio, based on a quarterly evaluation of a variety of factors. These factors include, but are not limited to: the Bank’s historical loan loss experience and recent trends in that experience; risk ratings assigned by lending personnel to commercial real estate finance, commercial and PCLC loans and the results of ongoing reviews of those ratings by the Bank’s independent loan review function; an evaluation of non-performing loans and related collateral values; the probability of loss in view of geographic and industry concentrations and other portfolio risk characteristics; the present financial condition of borrowers; and current economic conditions. As of September 30, 2006,

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the Bank maintained valuation allowances of $74.0 million, equal to 0.81% of loans receivable and 355.8% of non-performing loans.

Funding Composition and Strategy

Deposits have consistently accounted for the largest portion of the Bank’s interest-bearing liabilities and, at September 30, 2006, deposits equaled 98.7% of People’s interest-bearing funding composition. Exhibit I-13 sets forth the Bank’s deposit composition for the past three and three-quarter years and Exhibit I-14 provides the interest rate and maturity composition of the CD portfolio at September 30, 2006. Transaction and savings deposits account for the largest portion of the Bank’s deposit base and equaled $5.5 billion, or 60.8% of total deposits at September 30, 2006. The concentration of transaction and savings account deposits comprising total deposits has decreased over the past three and three-quarter years, reflecting an increase in customer preference for time deposits as offering rates for CDs have increased in conjunction with the rising interest rate environment for short-term interest rates. However, even with the increase in the concentration of time deposits comprising total deposits, the Bank has been effective in maintaining a higher concentration of deposits in transaction and savings deposits. The high level of deposits maintained in transaction and savings accounts is supported through providing a range of convenient services to individuals, corporations and municipalities. The Bank maintains a statewide presence through a network of 156 branches, which includes 73 Stop & Shop supermarket branches. Notably, the Bank has been effective in managing funding costs through building a base of non-interest bearing demand deposits, which equaled 39.8% of transaction and savings deposits at September 30, 2006. Non-interest demand accounts are generated through the branch network and through cross-selling with commercial loan products.

Time deposits comprise the balance of the Bank’s deposit composition, with the current composition of time deposits reflecting a higher concentration of short-term deposits (maturities of one year or less). As of September 30, 2006, time deposits equaled $3.5 billion, or 39.2% of total deposits. Approximately 90.2% of the time deposits were scheduled to mature in one year or less. Jumbo CDs (balances of $100,000 or more) equaled $859.3 million, or 24.4% of total CDs.

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For the nine months ended September 30, 2006, the weighted average rate on deposits was 1.90%. After declining to a low of 0.99% during 2004, the weighted average rate on total deposits has since increased 91 basis points over the past one and three-quarter years given the rise in market rates.

Borrowings serve as an alternative funding source for the Bank to facilitate management of liquidity and funding costs. Historically, borrowings utilized by the Bank have consisted of Federal funds purchased, FHLB advances and repurchase agreements. Borrowings were substantially paid down as the result of the balance sheet restructuring and, as of September 30, 2006 borrowings held by the Bank consisted of $13.6 million of Federal funds purchased. Exhibit I-15 provides further detail of People’s borrowing activities during the past three and three-quarter years.

People’s also maintained $108.8 million of subordinated debt at September 30, 2006. The subordinated debt at September 30, 2006 consisted of $43.5 million of 7.20% subordinated notes due in 2006 and $65.3 million of 9.875% subordinated notes due in 2010. People’s repurchased $14 million and $71 million of its 9.875% subordinated notes in 2005 and 2004, respectively, and $62 million of its 7.20% subordinated notes in 2004.

Subsidiaries

People’s has four wholly-owned and consolidated subsidiaries: People’s Securities, Inc., R.C. Knox & Company, People’s Mortgage Investment Company and People’s Capital and Leasing Corp. People’s Securities, Inc. provides brokerage services, financial advisory services, asset management and life insurance. R.C. Knox & Company provides insurance services.

People’s Mortgage Investment Company was formed as a result of Connecticut tax legislation, which became effective on January 1, 1999, that allows for the transfer of mortgage loans to a passive investment subsidiary. The related earnings of the subsidiary, and any earnings it pays to the parent, are not subject to Connecticut income tax.

People’s Capital and Leasing Corp., which provides equipment financing services, operates in 48 states and has a sales force in Connecticut, California, Georgia, Kansas,

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Minnesota, New Hampshire and Texas. As of September 30, 2006, Peoples Capital and Leasing Corp.’s portfolio totaled $751.9 million, or 19% of the commercial loan portfolio.

Legal Proceedings

People’s is not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business which, in the aggregate, are believed by management to be immaterial to the financial condition and results of operation of the Bank.

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II. MARKET AREA

Introduction

People’s primary market area is the state of Connecticut. The Bank maintains a statewide presence in the state of Connecticut, through a network of 156 branches and more than 240 ATMs, and operates in every county within the state. Exhibit II-1 provides a summary description of the Bank’s office properties.

Encompassing the entire state, the Bank’s primary market area is largely suburban and urban in nature, but there are also some rural areas in the northern part of the state. Although small, Connecticut has regional variations in its landscape and culture – from the wealthy estates of Fairfield County’s “Gold Coast” to the rolling mountains and horse-farms of the Litchfield Hills in the northwest corner. Connecticut’s rural areas and small towns in the northeast and northwest corners contrast sharply with its industrial cities, located along the coastal highways from the New York border to New Haven, then northwards to Hartford, as well as further up the coast near New London. The southern Connecticut market (including Fairfield, New Haven, Middlesex, and New London Counties) represents the greatest concentration of population, deposits and income in the state. For example, these southern counties combined represent more than half of the state’s population and a similar percentage of households. The southern Connecticut market also represents the greatest concentration of People’s retail operations. The northern Connecticut market is also densely populated and includes the counties of Litchfield, Hartford, Tolland, and Windham.

Pursuant to the Bank’s business plan, expansion of the branch network will continue to be pursued both within Connecticut as well as into nearby out-of-state markets, particularly Westchester County, New York. At the present time, the Bank is implementing a de novo branch expansion plan in Westchester County, and anticipates opening 15 branches over the next 3 years, including 7 branches by the end of 2007. Even with such de novo branch expansion plans in New York, absent a successful acquisition strategy of financial institutions in other states, the Bank’s operations will remain primarily dependent on the economic, demographic and competitive characteristics of its Connecticut markets.

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Future business and growth opportunities will be partially influenced by economic and demographic characteristics of the markets served by the Bank, particularly the future growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment for financial institutions. These factors have been examined to help determine the growth potential that exists for the Bank and the relative economic health of the Bank’s primary market area.

Market Area Demographics

Overall, the markets served by the Bank’s branches have exhibited a range of historical and projected demographic trends (see Table 2.1). All of the primary market area counties experienced increases in population and households from 2000 through 2006, with the strongest growth occurring in the less populated counties of Middlesex, Tolland and Windham. Only Tolland County’s 1.5% annual population growth rate exceeded the comparable U.S. growth rate of 1.3%. Household growth measures paralleled trends in population growth. The stronger growth occurring in Tolland County (in north-central Connecticut) has been supported by the presence of the University of Connecticut. Windham County is in the northeast part of the state and Middlesex County is south of Hartford in west-central Connecticut. Projected population and household growth rates for the primary market area counties are not expected to vary materially from recent historical trends, with the counties of Tolland, Middlesex and Windham projected to continue to experience the strongest population and household growth rates over the next five years. The more densely populated markets in the southern part of the state have greater physical limitations to growth, and these markets are expected to remain slower growth markets than in other parts of the state.

Median household income data indicate that Fairfield County is the most affluent Connecticut market, while Litchfield, Middlesex, and Tolland Counties also had household income measures exceeding state levels. In terms of per capita income, the state of Connecticut is the wealthiest state in the country; although, only Fairfield and Middlesex Counties had per capita income measures that exceeded Connecticut’s per capita income for 2006. The relative affluence of Fairfield County is also implied by the higher percentage of households with incomes that exceed $100,000. Household and per capita income measures for Connecticut, as

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[Table 2.1 is omitted. It has been filed as a paper filing.]

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[Table 2.1 is omitted. It has been filed as a paper filing.]

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well as all of the primary market area counties, except for Windham County’s per capita income, were above the comparable U.S. measures. Median household income increased in all of the primary market area counties since 2000, with Fairfield, Middlesex, and New Haven Counties recording the strongest growth in median household income among the primary market area counties. For the 2000 to 2006 period, Windham County had the lowest growth rate in median household income among the primary market area counties. Household income growth rates for the primary market area counties are generally projected to increase at comparable rates over the next five years as experienced during the 2000-2006 period.

Overall, the demographic and economic characteristics of the primary market area served are viewed as being relatively favorable for supporting future growth opportunities for the Bank. Growth of the Bank’s retail banking market presence is expected to be enhanced through the continued expansion of the branch network, including entering New York with plans to open 15 branches in Westchester County by the end of 2009.

National Economic Factors

The future success of the Bank’s operations is partially dependent upon various national and local economic trends. In assessing recent economic trends, economic data at the beginning of 2006 generally reflected a healthy economy. Retail sales surged in January and the U.S. unemployment rate dropped to 4.7%, the lowest rate in more than four years. The service sector also continued to expand in January, although at a slower pace compared to December. While rising home inventories in a number of large cities signaled a cooling market for housing, housing starts surged 14.5% in January with the help of unusually mild weather. Notwithstanding the increase in housing starts, both new and existing home sales declined in January and unsold homes reached a ten year high. Other data reflected a more positive picture of the economy, which included an upward revision in fourth quarter GDP to 1.7% and healthy growth in the manufacturing and service sectors during February. The February employment report showed strong job growth, but the national unemployment rate for February edged up from 4.7% to 4.8% as more people entered the labor market. Mild weather supported a surge in existing home sales during February, but, at the same time, the inventory of houses for sale also increased. Economic data for March generally reflected a strong economy, based on robust

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numbers for retail sales, new home sales and durable-goods orders. The national unemployment rate for March declined to 4.7%, with over 200,000 jobs added during the month. First quarter GDP growth was revised upward to an annual rate of 5.3% compared to an original estimate of 4.7%.

Economic data at the start of the second quarter 2006 was somewhat mixed. April data for retail sales, manufacturing activity and new home sales all showed positive trends, while, comparatively, durable goods orders were down sharply in April, existing home sales were lower in April and the pace of job growth slowed in April. The national unemployment rate for April held steady at 4.7%. Following a strong rise in manufacturing activity during April, the index for manufacturing activity fell in May. The pace of job growth slowed further in May, although the May national unemployment rate dipped to 4.6% which was the lowest rate since the summer of 2001. In a sign that higher gasoline prices and weaker home sales may be slowing the economy, retail sales rose only 0.1% in May from April. Weaker consumer demand also translated into a decline in factory output for May. New home sales rose in May for the third straight month, but sales of existing homes fell in May reflecting the impact of higher interest rates. While first quarter GDP growth was revised upward to a 5.6% annual rate, second quarter growth was expected to be much slower. Job growth in June fell short of expectations, but the unemployment rate for June held steady at 4.6%. While strong business investment provided for a jump in U.S. industrial production in June, other data reflected a slowing economy. Home sales of new and existing homes fell in June, while inventories of homes for sale swelled to a nine year high. Second quarter GDP slowed to a 2.5% annual rate and June durable goods orders excluding defense products increased at a slower pace.

Despite signs of a cooling economy and record high oil prices, consumer confidence edged up in July. Manufacturing activity picked up in July and retail sales were up in July as well, while the number of jobs added in July was less than forecasted. The national unemployment rate for July rose to 4.8%, the first increase since February 2006. Other signs of slower economic growth included the index of leading indicators easing slightly in July and July sales of existing and new homes tumbling, while the inventory of unsold homes rose to a record. Consumer spending was up strongly in July, but retailers reported mixed sales for August. Solid job growth provided for a dip in the August unemployment rate to 4.7%. Home inventories

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continued to rise in August, which translated in fewer housing starts in August. Existing home sales also declined in August, which put downward pressure on home prices with the median home price for existing home sales falling in August for the first time since 1995. Durable-goods orders fell in August, while new home sales posted an unexpected gain in August. Job growth slowed in September, but the unemployment rate edged down to 4.6%.

The mid-October 2006 release of the Federal Reserve’s “beige book” indicated that consumer spending remained strong, despite the slowdown in the housing market. The Federal Reserve’s “beige book” also found job markets tightening across the U.S., but without an accompanying increase in wages. Falling gas prices supported a solid increase in September retail sales. Excluding gas sales, retail sales increased 0.6% in September.

In terms of interest rate trends during 2006, Treasury yields stabilized through most of January 2006 as the Federal Reserve indicated that it was becoming less worried about inflation and may be nearing an end to its campaign to raise rates. Uncertainty over future Federal Reserve policy with the incoming of a new Federal Reserve Chairman pushed long-term Treasury yields higher in late-January. The Federal Reserve concluded its end of January meeting by raising the target interest rate another quarter point to 4.5%, which was the 14th consecutive rate hike implemented by the Federal Reserve over the past 19 months. An expanding economy with inflation under control provided for a relatively stable interest rate environment through most of February. Consumer prices jumped 0.7% in January due to higher energy costs, but core prices rose only 0.2% which served to soothe inflation fears. Interest rates edged higher in early-March, reflecting growing expectations that foreign central banks would keep raising interest rates based on forecasts of an improving global economy. A positive report on consumer-price inflation for February helped to pull Treasury yields lower in mid-March, while, comparatively, an upward revision to consumer-price inflation for the fourth quarter of 2005 and a quarter point rate hike by the Federal Reserve with hints of more rate increases to come pushed Treasury yields higher at the close of the first quarter.

The upward trend in interest rates continued into the second quarter of 2006, with the yield on the 10-year Treasury note moving above 5.0% in mid-April for the first time since mid-2002. Economic data showing a strengthening economy and higher consumer prices pushed bond yields higher into early-May, reflecting growing expectations that more rate increases were

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in store from the Federal Reserve to contain inflation. As expected, the Federal Reserve concluded its May meeting by increasing the federal funds rate another quarter point to 5.0% and kept its options open for future rate increases. Interest rates stabilized during the second half of May and then edged lower in early-June on news that job growth was weaker than expected during May. A 2.4% increase in core consumer prices for May pushed interest rates higher in mid-June, as expectations increased that the Federal Reserve would raise interest rates again despite signs of a cooling economy. Inflation concerns pushed the yield on the 10-year Treasury note to a four year high in late-June. The Federal Reserve concluded its late-June meeting by raising the federal funds rate a quarter point to 5.25%, its 17th straight rate increase. Bond prices rallied following the Federal Reserve meeting, as the Federal Reserve’s statement suggested that a pause in the current cycle of rate increases may be appropriate.

Long-term Treasury yields eased lower at the start of the third quarter of 2006, based on expectations of a cooling economy as reflected by the weaker than expected job growth in the June employment data. A flight to safety, amid violence in the Middle East, lifted bond prices in mid-July. Economic data showing economic growth slowing and comments from the Federal Reserve Chairman that slower economic growth was expected to reverse the rise in inflation sustained the bond rally through the end of July, with the yield on the 10-year Treasury note dipping below 5.0% in late-July. Weaker than expected job growth in July sustained the downward trend in long-term Treasury yields in the first week of August, as the yield on the 10-year Treasury note dipped to a four-month low of 4.90%. Long-term Treasury yields continued to ease lower into the second half of August, as the Federal Reserve left rates unchanged at 5.25%, its first pause after two years of steady increases. Modest increases in producer prices and core consumer prices for July, as well as weaker home sales in July, sustained the downward trend in long-term interest rates into late-August. After stabilizing in the first half of September, long-term Treasury yields trended lower during the balance of September amid signs of slower economic growth. The September meeting of the Federal Reserve concluded with no change in interest rates.

The rally in long-term Treasury bonds extended into early-October 2006, as the Federal Reserve Chairman suggested that the sinking housing market could slow economic growth in the U.S. Growing expectations that the Federal Reserve would leave rates unchanged at its next

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meeting reversed the downward trend in interest rates heading into mid-October. As of October 16, 2006, the bond equivalent yields for U.S. Treasury bonds with terms of one and ten years equaled 3.06% and 4.16%, respectively, versus comparable year ago yields of 4.15% and 4.48%. Exhibit II-2 provides historical interest rate trends from 1995 through October 16, 2006.

Regional Economy

Since People’s primary market area encompasses all of Connecticut’s eight counties, statewide data can be examined to determine economic health and the factors that impact People’s operations, competitive profile and ability to growth.

According to the Office of Federal Housing Enterprise Oversight, following two years of rapid gains, home prices in Connecticut increased more slowly during the first half of 2006, and this deceleration has been widespread, occurring across all of the larger cities in the state. Expectations are that this trend of slowing home price appreciation will continue in the near term. Although sale of existing homes have slowed during 2006, the sales volume remains high by historical standards.

Residential construction is slowing in Connecticut, consistent with trends being experienced in other New England states, based on information from the U.S. Census Bureau and the Federal Reserve Bank of Boston. Construction of single-family and multi-family housing units peaked in the fourth quarter of 2004. Since then housing permits have slowed, and have been most pronounced in single family residences, returning to levels more consistent with historical levels.

Commercial vacancy rates have shown signs of slight improvement across Connecticut’s major markets. The Hartford and Fairfield County office markets are slowly recovering from the peak in vacancy rates during 2002 and 2003, based on data from Torto Wheaton Research. However, there is some evidence that the Fairfield County recovery has lost some momentum as net absorption has stalled. In comparison, net absorption in the Hartford market appears to remain modest. Office employment has been growing slowly in both of these markets, and neither market has recovered all the jobs lost during the last recession. Office rent has been increasing in line with the inflation rate.

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Since 2003 and 2004, industrial market vacancies in Fairfield County have dropped to 12% from 17%, and rents have been increasing, according to Torto Wheaton Research. Similarly, vacancies in the Hartford industrial market have fallen from 14% to 11% from the cyclical low in 2003, and rents have remained little changed during this period.

Concentrations in commercial real estate and construction and development lending have increased at Connecticut institutions in recent years. But asset quality has appeared to remain strong in these higher risk loan areas.

Residential loan levels have continued to increase at Connecticut based financial institutions, and this strong growth may be masking any weakening trends in loan performance. Loan growth is expected to decelerate in the near term with the slowing of the region’s housing markets. According to the FDIC, in terms of residential real estate loan delinquencies, past due loans have remained at relatively low levels, and compare very favorably to national levels.

Consistent with the U.S. employment data, service jobs represent the largest employment sector in Connecticut and the service sector has added the most jobs over the past few years. As shown in Table 2.2, wholesale/retail trade, government, and finance, insurance, and real estate comprised the other major employment sectors in Connecticut. From 2001 through 2003, the state of Connecticut experienced a slight decline in employment. Five of the primary market area counties experienced a contraction of jobs in either 2001 or 2002, reflecting the impact of the national recession in those markets. Jobs losses were primarily experienced in the northern Connecticut markets, while job growth was the strongest in New London County, in the southeast portion of Connecticut. In line with national and state trends, service jobs have generally been the primary source of job growth in the primary market area counties.

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Table 2.2

People’s Bank

Connecticut Employment Sectors (1)

Employment Sectors	% of Labor Force
Services	41.8%
Government	12.3
Wholesale/Retail Trade	14.4
Finance, insurance and real estate	11.1
Manufacturing	9.8
Construction	5.0
Transportation and warehousing	2.3
Information	2.1
Other	1.2

100.0%

(1)    As of 2003.

Source: Regional Economic Information System Bureau of Economic Analysis.

Recent unemployment data for the market area is shown in Table 2.3. The data indicates that the August 2006 unemployment rate of 4.5% for Connecticut was slightly below the comparable U.S. unemployment rate of 4.6%. Unemployment rates for both the state of Connecticut and the U.S. were lower in August 2006 compared to August 2005. August 2006 unemployment rates for the primary market area counties ranged from a low of 3.8% in Middlesex and Tolland Counties to a high of 5.0% in Windham County. Five of the eight counties had August 2006 unemployment rates that were lower than the comparable Connecticut unemployment rate. Consistent with trends in the national and state unemployment rates, all of the primary market area counties recorded lower unemployment rates for August 2006 compared to the year ago period.

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Table 2.3

People’s Bank
Market Area Unemployment Trends (1)
Region	August 2005 Unemployment	August 2006 Unemployment
United States	4.9%	4.6%
Connecticut	5.0	4.5
Fairfield County	4.4	4.0
Hartford County	5.3	4.9
Litchfield County	4.3	3.9
Middlesex County	4.3	3.8
New Haven County	5.3	4.9
New London County	4.5	4.1
Tolland County	4.1	3.8
Windham County	5.2	5.0

(1)    Unemployment rates are not seasonally adjusted.

Source: U.S. Bureau of Labor Statistics.

Market Area Deposit Characteristics

The Bank’s retail deposit base is closely tied to the economic fortunes of the Connecticut economy and, in particular, the economies of the markets where the largest concentrations of People’s branches are maintained. The four largest deposit markets in Connecticut, in descending order, are: (1) Hartford-West Hartford-East Hartford; (2) Bridgeport-Stamford-Norwalk; (3) New Haven-Milford; and (4) Norwich-New London. People’s has a major presence in each of these markets. Table 2.4 displays deposit market trends from June 30, 2003 through June 30, 2006 for the branches maintained by People’s during that period. Additional data is also presented for the state of Connecticut. The data indicates that deposit growth in all of the primary market area counties was positive for the three year period covered in Table 2.4. Similar to the state of Connecticut, commercial banks maintained a larger market share of deposits than savings institutions in four of the primary market area counties, although savings institutions maintained a larger market share of deposits in the four counties located in the eastern half of Connecticut.

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[Table 2.4 is omitted. It has been filed as a paper filing.]

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People’s largest holding of deposits was in Fairfield County, where the Bank’s $5.1 billion of deposits represented a 21.8% market share of Fairfield County’s bank and thrift deposits at June 30, 2006. Fairfield County was also where the Bank had its largest branch presence. The Bank’s second largest holding of deposits was in New Haven County, with $1.5 billion of deposits constituting an 8.6% market share of New Haven County’s bank and thrift deposits at June 30, 2006. However, the Bank’s second largest market share of bank and thrift deposits was in New London County, with $553.1 million of deposits representing a 12.3% market share. Deposit growth was recorded by the Bank in four counties during the three year period covered in Table 2.4, but the Bank experienced a decline in deposit market share in seven of the counties served by its branches. The Bank’s deposit market share in Tolland County did not change. From June 30, 2003 to June 30, 2006, the counties where the Bank’s deposits did not increase were Litchfield, Middlesex, New London, and Windham.

Competition

The Bank faces notable competition in both deposit gathering and lending activities, as indicated by the high concentration of commercial banks and thrifts that maintain a branch presence in Connecticut. Securities firms, credit unions and mutual funds also represent major sources of competition in raising deposits. In many cases, these competitors are also seeking to provide some or all of the community-oriented services as People’s. With regard to lending competition, the Bank encounters the most significant competition from the same institutions providing deposit services. In addition, the Bank competes with mortgage companies, independent mortgage brokers, and finance companies in originating mortgage loans. Exhibit II-3 ranks the banks and savings institutions that maintain a branch presence in the Bank’s primary market area counties, based on deposit market share. As of June 30, 2006, the Bank maintained the largest share of bank and thrift deposits in Fairfield County and maintained the largest market share of thrift deposits in Hartford County.

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III. PEER GROUP ANALYSIS

This chapter presents an analysis of People’s operations versus a group of comparable publicly-traded financial institutions (the “Peer Group”) selected from the universe of all publicly-traded financial institutions in a manner consistent with the regulatory valuation guidelines and other regulatory guidance. The basis of the pro forma market valuation of People’s is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to People’s, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.

Peer Group Selection

The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines and other regulatory guidance. In the case of identifying the appropriate Peer Group for People’s, the selection criteria gave consideration to People’s operating strategy and financial characteristics that were viewed as more comparable to certain publicly-traded commercial banks in its size class rather than thrifts in the same size class. Therefore, the selection criteria applied for the People’s Peer Group included commercial banks as well as thrifts. Since the inclusion of commercial banks in the Peer Group is atypical, RP Financial sought and received prior authorization from the OTS to include an equal number of commercial banks as thrifts in the Peer Group. As will be demonstrated, the inclusion of these commercial banks results in a Peer Group composition that narrows the differences that naturally result in any Peer Group selection process relative to the converting thrift.

The Peer Group is comprised of only those publicly-traded thrifts and commercial banks whose common stock is either listed on a national exchange (NYSE or AMEX), or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Non-listed institutions are inappropriate since

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the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions and commercial banks is included as Exhibit III-1. Exhibit III-2 provides financial and public market pricing characteristics of all fully-converted publicly-traded thrifts and commercial banks that are based in Connecticut.

Ideally, the initial Peer Group selected must have at least 10 members to comply with the regulatory valuation guidelines, and these members, to the extent possible, should be comprised of locally or regionally-based financial institutions with comparable resources, strategies and financial characteristics. Currently, there are approximately 127 fully-converted publicly-traded thrifts and 446 publicly-traded commercial banks nationally. As will be more fully addressed below, despite the number of publicly-traded commercial banks and thrifts, there are limitations in term of those that are locally-or regionally-based with comparable resources, strategies and financial characteristics, thereby an insufficient number of eligible members can be identified locally or regionally. Thus, the Peer Group composition is geographically diverse, and there are a number of differences in resources, strategies and financial characteristics relative to People’s. Considerable effort has been expended to identify a group that is regarded highly comparable. To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments are applied to account for such differences. Since People’s will be a full public company upon completion of the offering, we could only consider only full public companies to be viable candidates for inclusion in the Peer Group. As a result, publicly-traded mutual holding companies were ineligible for consideration. Also, we excluded from consideration any member that has conducted an initial public offering within 12 months of the valuation as they have not had a full year of proceeds reinvestment.

From the universe of publicly-traded thrifts and commercial banks, we selected 12 institutions with characteristics similar to those of People’s, consisting of six thrifts and six commercial banks. The selection process applied is first described below, and then each member is briefly described. One of the selection criteria was asset size, and we applied a broader asset

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size for the thrift selection ($4 to $20 billion) than for the commercial bank selection ($11 to $20 billion), as there were fewer eligible thrifts in the narrower asset size range and we sought to have an equal number of thrifts as commercial banks in the Peer Group. Another selection criteria applied was profitability (measured as return on average assets for the last 12 months), and we applied a lower minimum profitability threshold for the thrift selection (0.75%) than for the commercial bank selection (1.20%), as there were fewer thrifts meeting this criteria when coupled with the asset size criteria. In the selection process, we applied the following criteria in deriving the Peer Group for People’s:

•	Selection Criteria #1. Publicly-traded Connecticut thrift institutions with assets between $4 billion and $20 billion. New Alliance Bancshares, Inc., based in New Haven, Connecticut, was the only thrift that met this criteria. The only other fully-converted thrift based in Connecticut was New England Bancshares, Inc., but total assets were only $257 million.

•	Selection Criteria #2. All publicly-traded thrifts located in the other states in the continental U.S. with assets between $4 billion and $20 billion, reporting a return on average assets greater than 0.75% for the last 12 months and maintaining 1-4 family loans less than 70% of total loans outstanding. The loan mix measure was important in that there are thrifts primarily emphasizing residential mortgage lending that otherwise would have met this criteria – but these thrifts specializing in residential mortgage lending were not considered comparable to People’s given the differences in interest rate risk, credit risk and composition of earnings. Five thrifts met the applied criteria and all five were included in the Peer Group: Anchor BanCorp Wisconsin Inc., First Niagara Financial Group, Inc. of New York, MAF Bancorp, Inc. of Illinois, PFF Bancorp, Inc. of California and Provident Financial Services, Inc. of New Jersey.

•	Selection Criteria #3. Publicly-traded Connecticut commercial banks with assets between $11 billion and $20 billion. Webster Financial Corporation, based in Waterbury, Connecticut, was the only commercial bank that met this selection criteria. There were four other publicly-traded commercial banks based in Connecticut, but their asset sizes ranged from $98 million to $559 million.

•	Selection Criteria #4. Publicly-traded commercial banks located in the other states in the continental U.S. with assets between $11 billion and $20 billion, reporting a return on average assets greater than 1.2% and maintaining over 50 retail branches. It was necessary to apply a minimum threshold for the number of retail branches as some banks would have otherwise met this criteria except that they were banks specializing asset management or other distinct activities and thus they had unique balance sheet and earnings compositions and were not comparable to People’s. Eight companies met the selection criteria applied but only five were included in the Peer Group: City National Corp. of California, Commerce Bancshares, Inc. of Missouri, Cullen/Frost Bankers, Inc. of Texas,

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TCF Financial Corp. of Minnesota and Valley National Bancorp of New Jersey. The three companies not included in the Peer Group were BOK Financial Corp. of Oklahoma, Fulton Financial Corporation of Pennsylvania and Sky Financial Group, Inc. of Ohio. There were circumstances that led to the exclusion of the three of the initial candidates identified by these selection criteria. BOK Financial Corp. was excluded due to the high level of insider ownership, as approximately 67% of the shares were held by insiders and trading activity and stock pricing appears to be influenced by such ownership. Fulton Financial was excluded since the consolidated entity was comprised of 14 subsidiary banks, many of which maintained operations in semi-rural geographic markets. Sky Financial Group was excluded due to the just completed acquisition of a $3.5 billion mortgage company which is not reflected in the financial statements.

Table 3.1 shows the general characteristics of each of the 12 Peer Group companies and Exhibit III-3 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and People’s, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments to account for key differences. The following sections present a comparison of People’s financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group.

A summary description of the key characteristics of each of the Peer Group companies is detailed below.

•	Anchor BanCorp Wisconsin Inc. Anchor BanCorp is based in Madison, Wisconsin and is the largest thrift institution based in Wisconsin. Anchor BanCorp conducts business from the main office, 59 other full service branch offices and two loan origination offices. Areas of diversification for Anchor BanCorp include investment in real estate partnerships, which invest in real estate held for development and sale, and offering investments and credit life and disability insurance. At June 30, 2006, Anchor BanCorp had total assets of $4.4 billion, deposits of $3.2 billion and a tangible equity-to-assets ratio of 7.1%. For the 12 months ended June 30, 2006, Anchor BanCorp reported earnings of $43.8 million for a return on average assets of 1.04%. Anchor BanCorp had a market capitalization of $646.3 million at October 16, 2006.

•	City National Corporation of California. City National is the bank holding company for City National Bank, which is the second largest independent commercial bank headquartered in California. City National provides banking and wealth management services through 58 offices in Southern California, the San Francisco Bay area and New York City. Revenues from wealth management,

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[Table 3.1 is omitted. It has been filed as a paper filing.]

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•	international services, cash management and other fees comprise approximately 25% of City National’s total revenues. City National’s investment advisory subsidiaries include nine majority-owned asset management firms and minority interests in two additional asset management firms. At June 30, 2006, City National had total assets of $14.5 billion, deposits of $12.0 billion and a tangible equity-to-assets ratio of 7.83%. For the 12 months ended June 30, 2006, City National reported earnings of $237.5 million for a return on average assets of 1.63%. City National had a market capitalization of $3.3 billion at October 16, 2006.

•	Commerce Bancshares, Inc. of Missouri. Commerce Bancshares owns three bank subsidiaries, which are headquartered in Missouri, Kansas and Nebraska. The Nebraska bank is limited in its activities to the issuance of credit cards. Commerce Bancshares is the largest bank holding company headquartered in Missouri and the Missouri bank comprises about 90% of Commerce Bancshares’ total banking assets. Commerce Bancshares is managed in three operating segments: Consumer – includes a network of retail branches, consumer installment lending, personal mortgage banking, bank card activities, student lending, and discount brokerage services; Commercial – includes corporate lending, leasing, and international services, as well as business and government deposit and cash management services; and Money Management – includes traditional trust and estate tax planning services, and advisory and discretionary investment portfolio management services. The Money Management segment also manages Commerce Bancshares’ family of proprietary mutual funds, which are available for sale to both trust and general retail customers. Fixed income investments are sold to individuals and institutional investors through the Capital Markets Group, which is also included in the Money Management segment. At June 30, 2006, Commerce Bancshares had total assets of $14.3 billion, deposits of $11.0 billion and a tangible equity-to-assets ratio of 9.33%. For the 12 months ended June 30, 2006, Commerce Bancshares reported earnings of $227.3 million for a return on average assets of 1.64%. Commerce Bancshares had a market capitalization of $3.3 billion at October 16, 2006.

•	Cullen/Frost Bankers, Inc. of Texas. Cullen/Frost is a bank holding company headquartered in San Antonio, Texas and serves 12 Texas markets through a network of 108 retail branches. Cullen/Frost offers commercial and consumer banking services, as well as trust and investment management, investment banking, insurance brokerage, leasing, asset-based lending, treasury management and item processing services. Cullen/Frost’s operating objectives include expansion, diversification within its markets, growth of its fee-based income, and growth internally and through acquisitions of financial institutions, branches and financial services businesses. Cullen/Frost had total assets of $11.4 billion, deposits of $9.1 billion and a tangible equity-to-assets ratio of 6.83%. For the 12 months ended June 30, 2006, Cullen/Frost reported earnings of $182.6 million for a return on average assets of 1.67%. Cullen/Frost had a market capitalization of $3.2 billion at October 16, 2006.

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•	First Niagara Financial Group, Inc. of New York. First Niagara is a thrift holding company headquartered in Lockport, New York. First Niagara serves Upstate New York through a network of 125 retail branches, providing its customers with consumer and commercial banking services including residential and commercial real estate loans, commercial business loans and leases, consumer loans, and consumer and commercial deposit products. First Niagara also offers insurance products and wealth management services. First Niagara completed a second-step conversion offering in January 2003. Since 1998, First Niagara has deployed the proceeds realized from an MHC offering completed in 1998 and the second-step conversion offering to implement its “Buy and Build” strategy, which has resulted in six whole-bank and eleven non-bank acquisitions as well as the opening of 16 de novo branches. At June 30, 2006, First Niagara had total assets of $8.1 billion, deposits of $5.6 billion and a tangible equity-to-assets ratio of 8.24%. For the 12 months ended June 30, 2006, First Niagara reported earnings of $95.1 million for a return on average assets of 1.18%. First Niagara had a market capitalization of $1.6 billion at October 16, 2006.

•	MAF Bancorp Inc. of Illinois. MAF Bancorp is headquartered in Clarendon Hills, Illinois, and operates 82 branch offices in Illinois and Wisconsin. The Illinois franchise is comprised of 58 branches in the Chicago metropolitan area. The Wisconsin franchise is comprised of 24 branches in Milwaukee and Waukesha counties and portions of Ozaukee, Washington and Walworth counties. MAF Bancorp has grown its franchise through de novo branching, acquisitions of other financial institutions and branch acquisitions. MAF Bancorp has completed five acquisitions of other financial institutions since November 2001. As MAF Bancorp has grown, it has transitioned from a traditional savings and loan engaged primarily in 1-4 family lending to a more diversified community bank, servicing both consumer and business customers. In addition to a wide variety of deposit products, MAF Bancorp offers investment services and securities brokerage, general insurance services and other financial services targeted to individuals, families and small-to-medium sized businesses. At June 30, 2006, MAF Bancorp had total assets of $11.5 billion, deposits of $6.9 billion and a tangible equity-to-assets ratio of 5.70%. For the 12 months ended June 30, 2006, MAF Bancorp reported earnings of $104.9 million for a return on average assets of 0.97%. MAF Bancorp had a market capitalization of $1.4 billion at October 16, 2005.

•	NewAlliance Bancshares, Inc. NewAlliance converted from mutual-to-stock form effective April 1, 2004. Simultaneous with the conversion, NewAlliance acquired two savings banks. Subsequent to the conversion, NewAlliance acquired a trust company and a commercial bank. NewAlliance maintains 71 branches in southwestern, central, south-central and southeastern Connecticut. NewAlliance’s business philosophy is to operate as a community bank with local-decision making authority, providing a broad array of banking and financial services including investment management, trust and insurance services to retail and commercial business customers. At June 30, 2006, NewAlliance had total assets of $7.1 billion, deposits of $4.0 billion and a tangible equity-to-assets ratio of

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7.85%. For the 12 months ended June 30, 2006, NewAlliance reported earnings of $47.2 million for a return on average assets of 0.71%. NewAlliance had a market capitalization of $1.7 billion at October 16, 2006.

•	PFF Bancorp, Inc. of California. PFF Bancorp is a diversified financial services company headquartered in Pomona, California, and operates 30 branches located throughout Southern California. In addition to traditional banking, PFF Bancorp’s subsidiary activities include wealth management and advisory services to high net worth individuals and businesses, as well as providing financing and consulting services to home builders and land developers. PFF Bancorp also engages in the purchase of whole or participating interests in loans originated by other institutions that are primarily secured by California properties and, to a limited extent, other geographic areas throughout the country. At June 30, 2006, PFF Bancorp had total assets of $4.5 billion, deposits of $3.1 billion and a tangible equity-to-assets ratio of 8.35%. For the 12 months ended June 30, 2006, PFF Bancorp reported earnings of $55.1 million for a return on average assets of 1.33%. PFF Bancorp had a market capitalization of $842.2 million at October 16, 2006.

•	Provident Financial Services, Inc. of New Jersey. Provident Financial is headquartered in Jersey City, New Jersey and operates 77 branch offices in the state of New Jersey. Provident Financial converted from mutual-to-stock form effective January 15, 2003 and completed the acquisition of First Sentinel Bancorp, Inc. in July 2004. Provident has emphasized lending diversification into commercial real estate and commercial business loans, the acquisition and retention of core deposit accounts and increasing non-interest income. Growth of non-interest income revenues has been supported by emphasizing transaction accounts and by offering investment products, estate management and trust services. At June 30, 2006, Provident Financial had total assets of $5.9 billion, deposits of $3.9 billion and a tangible equity-to-assets ratio of 10.90%. For the 12 months ended June 30, 2006, Provident Financial reported earnings of $57.0 million for a return on average assets of 0.95%. Provident Financial had a market capitalization of $1.2 billion at October 16, 2006.

•	TCF Financial Corporation of Minnesota. TCF Financial is headquartered in Wayzata, Minnesota, and operates 465 branch offices in Minnesota, Illinois, Michigan, Wisconsin, Colorado and Indiana. Over half of the branches are supermarket branches. TCF Financial’s core businesses include retail banking, commercial banking, small business banking, consumer lending, leasing and equipment finance, investments, securities brokerage and insurance services. The retail banking business includes traditional and supermarket branches, campus banking, ATMs and credit cards. Targeted new branch expansion is a key strategy for TCF Financial, as over 150 branches have been opened since January 1, 2000. Non-interest income is a significant source of revenue for TCF Financial, with checking accounts serving as the primary source of non-interest revenues. At June 30, 2006, TCF Financial had total assets of $14.2 billion, deposits of $9.6 billion and a tangible equity-to-assets ratio of 5.86%. For the 12

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months ended June 30, 2006, TCF Financial reported earnings of $256.3 million for a return on average assets of 1.92%. TCF Financial had a market capitalization of $3.5 billion at October 16, 2005.

•	Valley National Bancorp of New Jersey. Valley National is headquartered in Wayne, New Jersey and operates 167 branches in New Jersey and Manhattan. In addition to traditional banking products and services, activities conducted through Valley National’s subsidiaries include a mortgage service company, a title insurance agency, asset management advisors, an all-line insurance agency, subsidiaries which hold, maintain and manage investment assets for Valley National, a subsidiary which owns and services auto loans, a subsidiary which specializes in asset-based lending, a subsidiary which offers both equipment leases and financing for general aviation aircraft, and a subsidiary which is a registered broker-deal. At June 30, 2006, Valley National had total assets of $12.4 billion, deposits of $8.6 billion and a tangible equity-to-assets ratio of 6.10%. For the 12 months ended June 30, 2006, Valley National reported earnings of $167.9 million for a return on average assets of 1.36%. Valley National had a market capitalization of $3.0 billion at October 16, 2006.

•	Webster Financial Corporation of Connecticut. Webster Financial is the bank holding company for Webster Bank. Webster Bank provides commercial banking, retail banking, health savings accounts, consumer financing, mortgage banking, trust and investment services through 179 branch offices located in Connecticut, Massachusetts, Rhode Island and New York. In 2004, Webster Bank converted from a federal savings bank to a national bank charter. Webster Financial, through its various non-banking financial services subsidiaries, delivers financial services to individuals, families and businesses throughout southern New England and eastern New York, and equipment financing, asset-based lending, mortgage origination and insurance premium financing throughout the United States. At June 30, 2006, Webster Financial had total assets of $18.0 billion, deposits of $12.2 billion and a tangible equity-to-assets ratio of 5.48%. For the 12 months ended June 30, 2006, Webster Financial reported earnings of $179.1 million for a return on average assets of 1.01%. Webster Financial had a market capitalization of $2.5 billion at October 16, 2006.

In aggregate, the Peer Group’s tangible equity level was below the average for all publicly-traded thrifts and approximated the average for all publicly-traded banks, while the Peer Group’s ratios for return on average assets and return on average equity were above the comparable averages for all publicly-traded thrifts and all publicly-traded banks. Overall, the Peer Group’s average price-to-tangible book (“P/TB”) ratio and price/earnings (“P/E”) multiple were above and slightly below the respective averages for all publicly-traded thrifts and all publicly-traded banks.

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	All Publicly- Traded Thrifts (1)		All-Publicly- Traded Banks		Peer Group
Financial Characteristics (Averages)(2)
Assets ($Mil)	$6,300		$18,882		$10,515
Tangible Equity/Assets (%)	8.88%		7.72%		7.82%
Return on Assets (%)	0.68		1.08		1.28
Return on Equity (%)	7.47		12.18		13.57

Pricing Ratios (Averages)(3)(4)
Price/Earnings (x)	18.09	x	17.52	x	17.24	x
Price/Tangible Book (%)	171.41%		251.09%		283.30%
Price/Assets (%)	14.30		17.91		20.57

(1)	Includes only full stock thrifts (no MHCs).
(2)	Financial characteristics include companies subject to a pending acquisition.
(3)	Pricing ratios exclude companies subject to a pending acquisition.
(4)	Based on market prices as of October 16, 2006.

Sources: Tables 3.2 and 4.4.

The companies selected for the Peer Group were relatively comparable to People’s on average, and are considered to be the “best fit” Peer Group. While there are many similarities between People’s and the Peer Group on average, there are some differences as well. The following comparative analysis highlights key similarities and differences relative to the Peer Group.

Financial Condition

Table 3.2 shows comparative balance sheet measures for People’s and the Peer Group, reflecting balances as of September 30, 2006 and June 30, 2006 for the Bank and the Peer Group, respectively. On a reported basis, People’s equity-to-assets ratio of 12.73% was above the Peer Group’s average equity/assets ratio of 10.80%. Tangible equity-to-assets ratios for the Bank and the Peer Group equaled 11.74% and 7.82%, respectively. The wider differential in the tangible equity ratios reflects the higher proportion of goodwill and other intangible assets for the Peer Group on average than for People’s. On a pro forma basis, People’s equity and tangible equity ratios will be far in excess of the respective Peer Group average ratios. Both the Bank and the Peer Group currently maintain surpluses with respect to their respective regulatory capital requirements.

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[Table 3.2 is omitted. It has been filed as a paper filing.]

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The increase in People’s pro forma equity position will be favorable from an interest rate risk perspective and in terms of posturing for future earnings growth as the net proceeds are reinvested and leveraged. At the same time, the Bank’s higher pro forma capitalization will also initially depress return on equity (“ROE”) well below the Peer Group average given the initial intended use of proceeds and current interest rates. The expansionary nature of the business plan is a positive factor with respect to the use the intended use of proceeds, however the execution risk, market environment and the time required to execute the plan to profitably leverage the pro forma equity suggest that the pro forma ROE will lag the Peer Group for the foreseeable future.

The interest-earning assets (“IEA”) composition for the Bank and the Peer Group reflects a distinct difference in terms of the proportion of loans, as People’s proportion of 85.85% considerably exceeds the Peer Group average ratio of 69.57%. Conversely, People’s level of cash and investments equal to 6.95% of assets was much lower than the comparable Peer Group average of 23.19%. Overall, People’s interest-earning assets amounted to 92.80% of assets, which approximated the Peer Group’s average ratio of 92.76%. Both the Bank’s and the Peer Group’s IEA ratios exclude BOLI as an interest-earning asset. On a pro forma basis, since the proceeds will initially be invested into Federal funds or shorter term investment securities, the Bank’s IEA composition will undergo considerable change, and the differentials of loans and cash investments relative to the Peer Group are expected to diminish.

People’s funding liabilities currently reflects more of a deposit funding strategy, whereas the Peer Group is using borrowed funds to a greater extent, including wholesale leveraging and issuance of debt and trust preferred securities. In this regard, the Bank’s deposits equaled 84.61% of assets, which exceeded the comparable Peer Group average of 69.99%. Conversely, borrowings accounted for a greater portion of the Peer Group’s interest-bearing liabilities (“IBL”) composition relative to the Bank – and as of the most recent period, borrowings-to-assets ratios averaged 17.96% for the Peer Group versus 1.15% for the Bank. Total IBL maintained as a percent of assets equaled 85.76% and 87.95% for People’s and the Peer Group, respectively, reflecting the Bank’s higher equity position. The IBL ratio will further decline for People’s on a pro forma basis, as the equity increases and as there may be some deposit withdrawals to fund stock purchases in the offering.

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A key measure of balance sheet strength for a financial institution is IEA/IBL ratio, with higher ratios often facilitating stronger profitability levels, depending on the overall asset/liability mix. Presently, the Bank’s IEA/IBL ratio of 108.2% is above the Peer Group’s average ratio of 105.5%. The additional capital realized from stock proceeds will considerably increase People’s IEA/IBL ratio, as the net proceeds realized from People’s stock offering are expected to be reinvested into interest-earning assets and the increase in the Bank’s equity position will result in a lower level of interest-bearing liabilities funding assets.

The growth rate section of Table 3.2 shows growth rates for key balance sheet items for the most recent 12 months. People’s assets declined by 2.56%, versus asset growth of 5.63% for the Peer Group on average. The asset growth for the Peer Group was partially supported by acquisitions completed by four members of the Peer Group. Asset shrinkage for People’s reflects two key strategies – first was the determination to limit the rate competition for deposits over the past year, and second was the recent balance sheet restructuring, in which proceeds realized from the sale of investment securities funded the pay down of borrowings and loan growth. Somewhat offsetting the reduction in People’s investment portfolio was loan growth of 9.64%. The Peer Group’s moderate asset growth was sustained by an 11.06% increase in loans. Investment proceeds also funded a 1.18% decline in People’s deposits, while asset growth for the Peer Group was primarily funded by a 6.62% increase in deposits. People’s future growth potential will be enhanced by the increased leverage capacity that will result from the infusion of net stock proceeds. The deposit growth rate for People’s is expected to increase as a result of the de novo branching initiative in Westchester County and continued de novo branching in Connecticut.

Equity growth was stronger for the Bank in comparison to the Peer Group’s average equity growth rate at 6.60% and 2.39%, respectively. In this regard, despite the Bank’s lower return on assets and higher equity level, the Peer Group’s lower equity growth rate reflected the greater combined impact of stock repurchases, dividend payments and adverse adjustment for available for sale securities.

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Income and Expense Components

Table 3.3 shows comparative income statement measures for People’s and the Peer Group, reflecting earnings for the most recent twelve months publicly available. People’s and the Peer Group reported net income to average assets ratios of 1.10% and 1.28%, respectively. A lower level of operating expenses and net gains largely accounted for the Peer Group’s higher return, which was somewhat offset by People’s higher ratios for net interest income and non-interest operating income. These differences are described more fully below.

People’s higher net interest income to average assets ratio (before provisions for loan losses) was realized through a lower interest expense ratio, which was partially offset by the Peer Group’s higher interest income ratio. The Peer Group’s higher interest income ratio was attributable to its higher yield on interest-earning assets (5.92% versus 5.67% for People’s), despite the Peer Group’s lower loans/assets ratio. Likewise, People’s lower interest expense ratio was realized through maintaining a lower cost of funds than the Peer Group (1.98% for People’s versus 2.63% for the Peer Group), given People’s lower level of borrowed funds and lower IBL ratio to total assets (as described above), despite the similarity of CDs/deposits at 39.2% for the Bank and 36.8% for the Peer Group on average. Overall, People’s and the Peer Group reported net interest income to average assets ratios of 3.48% and 3.38%, respectively.

The Peer Group’s primary profitability advantage relative to the Peer Group was in its lower level of operating expenses than maintained by the Bank. For the period covered in Table 3.3, the Bank and the Peer Group reported operating expense to average assets ratios of 3.23% and 2.78%, respectively (inclusive of the amortization and impairment of intangible assets). In general, the Bank’s higher operating expense ratio is indicative of the higher staffing needs that result from greater diversification of operations into products and services that generate non-interest revenues. One other factor that appears to contribute to People’s higher operating expense ratio is the higher concentration of loans to total assets, thus requiring greater staff for loan administration. Additionally, the less competitive deposit pricing strategy and lower utilization of borrowings places upward pressure on the Bank’s operating expense ratio in contrast to the Peer Group that has engaged in greater wholesale leveraging. Specifically, People’s maintained a ratio of assets per full time equivalent employee of $4.1 million, versus

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[Table 3.3 is omitted. It has been filed as a paper filing.]

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$4.8 million on average for the Peer Group. Finally, the Bank maintains a smaller average branch size than the Peer Group.

When viewed together, net interest income and operating expenses provide considerable insight into a financial institution’s earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Bank’s earnings strength was less favorable than the Peer Group’s. Expense coverage ratios for the last 12 months for People’s and the Peer Group (on average) equaled 1.08x and 1.22x, respectively. An expense coverage ratio of greater than 1.0x indicates that an institution is able to sustain pre-tax profitability without having to rely on non-interest sources of income.

Sources of non-interest operating income contributed more significantly to the Bank’s profitability, with such income amounting to 1.57% and 1.39% of People’s and the Peer Group’s average assets, respectively. Taking non-interest operating income into account in evaluating profitability along with net interest income and operating expenses, People’s efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of non-interest operating income and net interest income) of 63.76% compared less favorably to the Peer Group’s efficiency ratio of 57.02%. While the non-interest operating income diminished the Bank’s comparative expense coverage disadvantage, the Bank’s higher operating expenses were the key factor for its lower comparative earnings power relative to the Peer Group.

Loan loss provisions had a comparable impact on the Bank’s and Peer Group’s earnings, as loan loss provisions equaled 0.07% and 0.08% of average assets, respectively. The relatively minor impact of loan loss provisions on the profitability for both the Bank and the Peer Group were indicative of their respective generally favorable credit quality measures.

Gains from the sale of assets had a favorable impact on the Peer Group’s profitability for the 12 month period shown in Table 3.3, whereas the Bank recorded a net loss for the last 12 months, primarily due to of the recent investment portfolio restructuring. Partially offsetting the Bank’s restructuring loss were gains realized from the sale of branches and residential mortgage

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loans. Overall, the Bank reported a net loss equal to 0.15% of average assets, versus net gains equal to 0.04% of average assets for the Peer Group on average. Typically, such gains and losses are discounted in valuation analyses as they tend to have a relatively high degree of volatility, and thus are not considered part of core operations. If gains are attributable to secondary market loan sales on a regular basis, then such gains may warrant some consideration as a core profitability, depending on the prevailing market environment. However, loan sale gains are typically viewed as a more volatile source of income than income generated through the net interest margin and non-interest operating income, and are given lesser consideration in developing core earnings for valuation purposes. In this appraisal, for both People’s and the Peer Group, we have considered earnings and profitability before and after such net gains and losses.

Income from discontinued operations, which is included as part of extraordinary items, added 0.02% to the Bank’s after-tax return on average assets. Comparatively, extraordinary items were not a factor in the Peer Group’s earnings.

Taxes were a similar factor in the Bank’s and the Peer Group’s profitability, as People’s and the Peer Group posted effective tax rates of 32.86% and 33.82%, respectively.

Loan Composition

Table 3.4 presents the most recent data related to the Bank’s and the Peer Group’s loan portfolio compositions, as well as data pertaining to investment in mortgage-backed securities, loans serviced for others and risk-weighted assets. The Bank’s loan portfolio composition reflected a lower concentration of 1-4 family permanent mortgage loans and mortgage-backed securities than maintained by the Peer Group (34.81% of assets versus 40.54% for the Peer Group). The Peer Group’s higher ratio was attributable to maintaining a higher concentration of mortgage-backed securities, as the Bank’ ratio of 1-4 family permanent mortgage loans was higher than the Peer Group’s. Whereas the Bank maintains a philosophy of selling 1-4 family fixed rates loans on a servicing-released basis, some of the Peer Group members are actively involved in selling loans on a servicing-retained basis. Average loans serviced for others equaled 7.73% of the Peer Group’s average assets, while the Bank maintained loans serviced for others equal to 0.01% of assets. Average servicing intangibles equaled 0.05% of the Peer Group’s average assets, while People’s maintained a zero balance of servicing intangibles.

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[Table 3.4 is omitted. It has been filed as a paper filing.]

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Diversification into higher risk types of lending was more significant for the Bank than for the Peer Group. Commercial business loans represented the most significant area of diversification for the Bank (20.71% of assets), followed by consumer loans (12.35% of assets) and commercial real estate loans (11.61% of assets). The Peer Group’s lending diversification consisted primarily of commercial real estate/multi-family loans (16.70% of assets), followed by commercial business loans (10.43% of assets) and consumer loans (8.35% of assets). Construction and land development loans were a comparable area of lending diversification for the Bank (7.09% of assets) and the Peer Group (6.46% of assets). Consistent with the Bank’s greater diversification into higher risk types of lending, as well as higher proportion of interest-earning assets maintained in loans, the Bank maintained a higher risk-weighted assets-to-assets ratio than the Peer Group (76.33% versus 72.26% for the Peer Group).

Interest Rate Risk

Table 3.5 reflects various key ratios highlighting the relative interest rate risk exposure of the Bank versus the Peer Group. In terms of balance sheet composition, People’s interest rate risk characteristics were considered to be slightly more favorable than the Peer Group’s, as implied by the Bank’s higher equity-to-assets and IEA/IBL ratios. The Bank and the Peer Group maintained comparable levels of non-interest earning assets. On a pro forma basis, the infusion of stock proceeds should serve to provide the Bank with more significant comparative advantages over the Peer Group’s balance sheet interest rate risk characteristics, particularly with respect to the increases that will be realized in the Bank’s equity-to-assets and IEA/IBL ratios.

To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for People’s and the Peer Group. In general, the relative fluctuations in the Bank’s and the Peer Group’s net interest income to average assets ratios were considered to be fairly comparable and, thus, based on the interest rate environment that prevailed during the period analyzed in Table 3.5, People’s and the Peer Group were viewed as maintaining a similar degree of interest rate risk exposure in their respective net interest margins. The stability of the Bank’s net interest margin should be enhanced by the infusion of stock proceeds, as the increase in capital will reduce the level interest rate sensitive liabilities funding People’s assets.

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[Table 3.5 is omitted. It has been filed as a paper filing.]

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Credit Risk

Overall, the Bank’s credit risk exposure generally appears to be comparable to the Peer Group’s, based on their comparative ratios for non-performing assets and reserve coverage ratios. As shown in Table 3.6, the Bank’s ratio of non-performing assets and accruing loans that are more than 90 days past due equaled 0.22% of assets, which approximated the comparable Peer Group ratio of 0.28%. People’s non-performing loans/loans ratio of 0.23% was also similar to the Peer Group ratio of 0.29%. People’s maintained a comparable level of loss reserves as a percent of non-performing loans (355.76% versus 352.62% for the Peer Group), while the Peer Group maintained a higher level of reserves as percent of loans (1.00% versus 0.81% for the Bank). Net loan charge-offs were lower for the Bank, as net loan charge-offs posted by the Bank and the Peer Group equaled 0.07% and 0.14% of their respective loan balances.

Summary

Based on the above analysis and the criteria employed in the selection of the companies for the Peer Group, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of People’s. Such general characteristics as asset size, equity position, IEA composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

[Table 3.6 is omitted. It has been filed as a paper filing.]

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IV. VALUATION ANALYSIS

Introduction

This chapter presents the valuation analysis and methodology, prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Bank’s conversion transaction.

Appraisal Guidelines

The OTS written appraisal guidelines specify the market value methodology for estimating the pro forma market value of an institution pursuant to a mutual-to-stock conversion. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, particularly second step conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

The pro forma market value determined herein is a preliminary value for the Bank’s to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in

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People’s operations and financial condition; (2) monitor People’s operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending conversion offerings, particularly second step conversions (including those in the offering phase), both regionally and nationally. If material changes should occur during the conversion process, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

The appraised value determined herein is based on the current market and operating environment for the Bank and for all financial institutions. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift and bank stocks, including People’s value, or People’s value alone. To the extent a change in factors impacting the Bank’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Bank and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Bank relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift and bank stocks, including the market for new issues (particularly thrift issues), to assess the impact on value of People’s coming to market at this time.

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1.	Financial Condition

The financial condition of an institution is an important determinant in pro forma market value, because investors typically look to such factors as liquidity, equity, asset composition, credit risk profile, and funding sources in assessing investment attractiveness. The similarities and differences in the Bank’s and the Peer Group’s financial conditions are noted as follows:

•	Overall Asset/Liability Composition. Although loans funded by retail deposits were the primary components of the Bank’s and Peer Group’s balance sheets, the earlier section highlighted some key differences. The Bank’s IEA composition exhibited a higher concentration of loans and a greater degree of diversification into higher risk types of loans. Overall, while the Bank and the Peer Group maintained similar concentrations of assets in interest-earning assets, the Bank maintained a higher risk-weighted assets ratio than the Peer Group. The Bank’s funding composition reflected a higher level of deposits and a lower level of borrowings relative to the comparable Peer Group measures. As a percent of assets, the Bank maintained a lower level of interest-bearing liabilities compared to the Peer Group given its higher equity ratio. The Bank maintained a higher IEA/IBL ratio of 108.2%, versus 105.5% for the Peer Group on average. The anticipated use of proceeds should further improve the Bank’s IEA/IBL ratio. On balance, RP Financial concluded that asset/liability composition was a positive factor contributing to the slight upward adjustment for financial condition.

•	Credit Risk Profile. In comparison to the Peer Group, the Bank maintained comparable non-performing loans and non-performing assets ratios. Loss reserves maintained as a percent of non-performing loans were also comparable for the Bank and the Peer Group, while the Peer Group maintained higher loss reserves as a percent of loans. Net loan charge-offs were higher for the Peer Group. As noted above, the Bank has a slightly higher credit risk profile, reflecting its higher loans-to-assets ratio and more significant diversification into higher risk types of lending. On balance, this was a neutral factor in the slight upward adjustment for financial condition.

•	Balance Sheet Liquidity. For the most recent period, the Bank maintained a lower level of cash and investment securities relative to the Peer Group. Following the infusion of stock proceeds, the Bank’s cash and investments ratio is expected to increase significantly as the proceeds will be initially retained in cash equivalent instruments such as Federal funds. The Bank’s future borrowing capacity was considered to be greater than the Peer Group’s, based on its current lower utilization of borrowings and greater pro forma leverage capacity. Overall, RP Financial concluded that balance sheet liquidity, on a pro forma basis, was a positive factor contributing to the slight upward adjustment for financial condition.

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•	Funding Liabilities. The Bank’s interest-bearing funding composition reflected a higher concentration of deposits and a lower concentration of borrowings relative to the comparable Peer Group ratios. Furthermore, the Bank maintained a lower level of interest-bearing liabilities and a lower cost of funds than the Peer Group. Following the stock offering, the increase in the Bank’s equity position should serve to reduce the level of interest-bearing liabilities funding assets to a ratio that is significantly less than the Peer Group’s ratio. Overall, RP Financial concluded that this was a positive factor contributing to the slight upward adjustment for financial condition.

•	Equity. The Bank operates with a higher pre-conversion tangible equity ratio than the Peer Group, 11.9% and 7.8% of assets, respectively. Accordingly, following the second-step offering, People’s pro forma tangible equity position will be well above the Peer Group’s tangible equity ratio. The Bank’s higher pro forma tangible equity position implies greater leverage capacity, lower dependence on interest-bearing liabilities to fund assets and a greater capacity to absorb unanticipated losses. At the same time, the Bank’s more significant tangible equity surplus will depress ROE from current levels and position it at a comparative disadvantage to the Peer Group. Overall, RP Financial concluded that the Bank’s higher pro forma tangible equity position contributed to the slight upward adjustment for financial condition.

On balance, a slight upward adjustment was determined to be appropriate for the Bank’s financial condition.

2.	Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple the investment community will pay for earnings. The major factors pertaining to profitability, growth and viability of earnings are described below.

•	Reported Profitability. The Peer Group reported higher earnings than the Bank on a return on average assets (“ROAA”) basis (1.28% of average assets versus 1.10% for the Bank). A lower level of operating expenses and net gains supported the Peer Group’s higher return, which was partially offset by the Bank’s higher levels of net interest income and non-interest operating income. Reinvestment of the net conversion proceeds into interest-earning assets will increase the Bank’s profitability, after taking into account the additional expenses related to the new stock benefit plans that will be implemented in connection with or after the second-step offering (6.0% ESOP, 4.0% RRP and 10.0% stock options). After factoring in the pro forma

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impact of the conversion in reported profitability, this was a neutral factor for the no adjustment applied for profitability growth and viability of earnings.

•	Core Profitability. Both the Bank’s and the Peer Group’s profitability were derived largely from recurring sources, including net interest income, operating expenses, and non-interest operating income. In this regard, the Bank operated with a slightly higher net interest margin, a higher level of non-interest operating income and a higher operating expense ratio. The Bank’s higher net interest income ratio and higher operating expense ratio translated into a lower expense coverage ratio (1.08x versus 1.22x for the Peer Group). Similarly, the Bank’s efficiency ratio of 63.8% was less favorable than the Peer Group’s efficiency ratio of 57.0%, as the Peer Group’s lower operating expense ratio more than offset the Bank’s higher net interest income ratio and higher non-interest operating income ratio. The reinvestment of the proceeds should diminish the Bank’s comparative disadvantage in terms of expense coverage ratio and efficiency ratio. Loss provisions and taxes were comparable factors in the Bank’s and the Peer Group’s profitability. Overall, incorporating the expected earnings benefit the Bank should realize from the redeployment of stock proceeds into interest-earning assets, we concluded that core profitability was a neutral factor for the no adjustment applied for profitability, growth and viability of earnings.

•	Interest Rate Risk. Quarterly changes in the Bank’s and the Peer Group’s net interest income to average assets ratios indicated the degree of volatility associated with the Bank’s and the Peer Group’s net interest margins were relatively comparable. Other measures of interest rate risk, such as capital, IEA/IBL and non-interest earnings assets ratios, were generally more favorable for the Bank, thereby indicating that the Bank maintained a lower dependence on the yield-cost spread to sustain net interest income. On a pro forma basis, the Bank’s capital position and IEA/IBL ratio will be enhanced by the infusion of stock proceeds and, thus, provide the Bank with more significant comparative advantages relative to the Peer Group’s balance sheet ratios. On balance, RP Financial concluded that pro forma interest rate risk was a positive factor in the no adjustment applied for profitability, growth and viability of earnings.

•	Credit Risk. Loan loss provisions were a comparable factor in the Bank’s and the Peer Group’s earnings. In terms of future exposure to credit quality related losses, lending diversification into higher risk types of loans was greater for the Bank and the Bank maintained a higher concentration of assets in loans. The Bank’s and the Peer Group’s credit quality measures indicated comparable ratios for non-performing loans and non-performing assets. Reserve coverage ratios were comparable for the Bank and the Peer Group as a percent of non-performing loans, while the Peer Group maintained a slightly higher level of reserves as a percent of loans. The Peer Group reported a slightly higher level of net charge-offs than Bank. Overall, RP Financial

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concluded that this was a neutral factor for the no adjustment for profitability, growth and viability of earnings.

•	Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the infusion of stock proceeds will increase the Bank’s earnings growth potential with respect to increasing earnings through leverage. Secondly, the Bank’s balance sheet restructuring has facilitated expansion of the net interest margin, while thrifts and banks in general have been experiencing net interest margin compression as the result of the flat yield curve. Lastly, the Bank’s higher earnings contribution from non-interest revenue sources provides greater earnings growth potential and sustainability of earnings when net interest income ratios come under pressure as the result of unfavorable changes in interest rates. Overall, the Bank’s earnings growth potential appears to be slightly more favorable than the Peer Group’s, and, thus, we considered this to be a positive factor in our no adjustment applied for profitability, growth and viability of earnings.

•	Return on Equity. As the result of the Bank’s significantly higher pro forma equity position and the expected reinvestment of the proceeds, the Bank’s return on equity will initially be well below the comparable average for the Peer Group. In view of the lower equity growth rate that will be imposed by People’s lower return on equity, we considered this a negative factor in concluding with our no adjustment applied for profitability, growth and viability of earnings.

Overall, the negative adjustment applied for the Bank’s lower pro forma ROE negated the positive adjustments applied for the Bank’s interest rate risk and earnings growth potential. Accordingly, on balance, we believe no valuation adjustment was warranted for profitability, growth and viability of earnings.

3.	Asset Growth

The Peer Group recorded stronger asset growth than the Bank, as the Bank experienced a slight decline in assets as the result of the deposit pricing strategy implemented in recent months and the balance sheet restructuring in which proceeds realized from the sale investment securities funded the pay down of borrowings. In addition, loan growth was slightly stronger for the Peer Group. On a pro forma basis, the Bank’s tangible equity-to-assets ratio will be well above the Peer Group’s ratio, indicating greater leverage capacity for the Bank. The Bank’s post-conversion business plan is to leverage pro forma capital through a combination of organic growth and complementary acquisitions. Given the uncertainty associated with de novo

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branching and acquisition related growth, the Bank’s ability to leverage capital in a timely and effective manner involves a certain degree of execution risk. Accordingly, on balance, we believe no valuation adjustment was warranted for this factor.

4.	Primary Market Area

The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. The Bank maintains a statewide presence in Connecticut, with branch concentrations in the more densely populated counties of Fairfield, New Haven and Hartford. Overall, Connecticut’s population growth has lagged the U.S. population growth rate, reflecting a general trend of slower growth occurring in densely populated markets throughout the Northeast Corridor. The primary market area has a fairly diversified economy, with income measures well above national averages particularly in the very affluent Fairfield County market area. In general, Connecticut’s economy has grown along with the national economy during recent years, as implied by the lower unemployment rates that have been experienced in the primary market area counties. While the Bank’s lending activities are concentrated in Connecticut, the commercial loan portfolio is geographically diversified; thereby, potentially limiting the credit risk exposure that may result from an economic downturn in a particular regional market of the nation. Competition faced by the Bank for deposits and loans is significant, which includes other locally-based banks and savings institutions, as well as regional and super regional banks.

One of the principal factors considered in the selection criteria for the Peer Group companies was to select similarly asset sized companies that maintain a regional presence similar to People’s This objective was achieved in the 12 companies that were identified for the Peer Group, as the large majority of the companies maintain a regional presence that encompasses large metropolitan areas that tend to be exposed to trends in the national economy and competitive forces consistent with the markets served by People’s. Given the general similarities of the markets served by the Peer Group companies with the Bank’s primary market area, we concluded that no adjustment was appropriate for the Bank’s market area.

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5.	Dividends

People’s has indicated its intention to pay dividends in an amount such that current minority shareholders of People’s will continue to receive the same total cash dividend payment, with the per share dividend amount adjusted for the exchange ratio in the conversion. At the current midpoint valuation, the annual dividend payment would equal $0.56 per share, providing a yield of 2.80% based on the $20.00 per share initial offering price. However, future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

All 12 of the Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.56% to 3.44%. The average dividend yield on the stocks of the Peer Group institutions was 2.43% as of October 16, 2005, representing an average payout ratio of 40.6% of earnings. As of October 16, 2006, the average dividend yields for all-publicly-traded thrifts and all publicly-traded banks equaled 2.26% and 1.98%, respectively, with average payout ratios of 37.7% for all publicly-traded thrifts and 29.3% for all publicly-traded banks.

The Bank’s indicated dividend policy provides for a slightly higher yield at the midpoint valuation compared to the Peer Group’s average dividend yield, while the Bank’s implied payout ratio of 80.0% of pro forma earnings at the midpoint value is well above the Peer Group’s payout ratio. At the same time, the Bank’s ability to maintain a higher payout ratio will be supported by its higher pro forma capital position. Accordingly, on balance, we concluded that no adjustment was warranted for purposes of the Bank’s dividend policy.

6.	Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets. Eight of the Peer Group companies trade on the New York Stock Exchange (“NYSE”) and the remaining four companies trade on the NASDAQ Global Select Market (“NASDAQ”). Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalizations of the Peer Group companies ranged from $646 million to $3.5 billion as of October 16, 2006, with average

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and median market values of $2.2 billion and $2.1 billion, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 21.9 million to 131.0 million, with average and median shares outstanding of 69.7 million and 60.7 million, respectively. The Bank’s pro forma market value and shares outstanding will be above the respective Peer Group ranges. The Bank’s stock will continue to be quoted on the NASDAQ. Overall, in light of the Bank’s greater pro forma market capitalization and shares outstanding, we concluded that a slight upward adjustment was appropriate for this factor.

7.	Marketing of the Issue

We believe that four separate markets exist for thrift stocks, including those coming to market such as People’s: (A) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (B) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company and stock trading history; (C) the acquisition market for thrift and bank franchises in Connecticut; and (D) the market for the public stock of People’s. We also took into consideration the relatively large size of this offering with respect to the U.S. equities market over the last 10 years. All of these markets were considered in the valuation of the Bank’s to-be-issued stock.

A.	The Public Market

The value of publicly-traded thrift and bank stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts and bank. In general, thrift and bank stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

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In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed over the past year. Inflation fears pushed stocks lower at the start of the fourth quarter of 2005, as comments from the Federal Reserve suggested that the central bank was worried about inflation and was likely to keep raising rates. The Dow Jones Industrial Average (“DJIA”) dropped to a five-month low in mid-October, reflecting concerns that high oil prices would depress consumer spending. Mixed results for third quarter earnings and inflation worries translated into an uneven trading market through the end of October. Optimism that a strong economy would produce a year-end rally provided a lift to the broader stock market in early-November. Lower bond yields and oil prices helped to extend the rally through mid-November. The DJIA approached a four and one-half year high in late-November, as the Federal Reserve hinted that the cycle of rate increases could be approaching an end. Stocks fluctuated in first half of December, as strong economic news and higher oil prices renewed concerns about inflation and rising interest rates. Acquisitions in the technology and pharmaceutical industries, along with some positive economic news showing a dip in unemployment claims and strong third quarter GDP growth, provided a boost to the broader stock market heading into late-December. However, the gains were not sustained through the end of the year, as higher oil prices, inflation concerns and the inversion of the yield curve pulled stocks lower in late-December.

The broader stock market rallied higher at the start of 2006 on indications that the Federal Reserve was nearing an end to the current cycle of rate increases. In the second week of January, the DJIA closed above 11000 for the first time since before September 11, 2001. Higher oil prices, some disappointing fourth quarter earnings and worries about Iran pushed stocks lower in mid-January, which was followed by a rebound in the broader stock market in late-January. The late-January gains were supported by some favorable fourth quarter earnings and economic news showing strong December orders for durable goods and lower than expected unemployment. Mixed reaction to some fourth quarter earnings reports and concerns about the housing market cooling off provided for a choppy market during the first half of February. Some favorable economic data, which included a surge in January retail sales and only a slight rise in core consumer prices for January, supported gains in the broader stock market heading into late-February. Major indexes approached multi-year highs in late-February, before faltering at the

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end of February on economic data showing a decline in consumer confidence and the housing market slowing down. However, in early-March 2006, stocks trended lower on concerns that rising global interest rates would hurt corporate profits. Stocks rebounded in mid-March, as economic data showing steady economic growth and little consumer inflation helped to lift the DJIA to a four and one-half year high. Stocks trended lower at the close of the first quarter on interest rate worries, as the Federal Reserve lifted rates another quarter point and hinted at more increases to come.

The broader stock market traded up at the start of the second quarter of 2006, reflecting optimism about first quarter earnings and that tame inflation would bring an end to rate increases by the Federal Reserve. Higher oil prices curbed the positive trend in stocks during mid-April, which was followed by the biggest gain of the year for the DJIA. The release of the minutes from the Federal Reserve’s March meeting, which signaled that the Federal Reserve was about to stop raising rates served as the catalyst to the rally. Stocks generally edged higher through the end of April, as investors focused on strong first quarter earnings reports by a number of blue chip stocks. However, the positive trend was somewhat subdued by new inflation fears resulting from March economic data. Lower oil prices and a strong retail sales report for April helped to lift the DJIA to a six year high in early-May. Stocks traded flat on news of another rate increase by the Federal Reserve, which was followed by a sharp sell-off in mid-May as a larger than expected rise in April consumer prices sparked inflation fears. An upward revision to first quarter GDP growth provided a boost to stocks heading into late-May, but the rally was cut short as a drop in consumer-confidence numbers for May and concerns of slower economic growth hurting corporate profits spurred another sell-off in late-May. Despite closing up on the last day of May, the month of May was the worst monthly performance for the DJIA in eleven months.

The down turn in the broader stock market continued during the first part of June 2006, as stocks tumbled after an inflation warning by the Federal Reserve Chairman stoked fears of future rate increases. Comparatively, stocks rallied in mid-June following reassuring inflation comments by the Federal Reserve Chairman. Higher interest rates dampened the rally ahead of the Federal Reserve meeting in late-June. Stocks surged higher following the Federal Reserve

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meeting in late-June, as comments from the Federal Reserve served to calm inflation worries and raised expectations of an end to the current cycle of rate increases.

Geopolitical turmoil and higher oil prices pulled stocks lower at the start of the third quarter of 2006. The broader stock market rallied briefly in mid-July on comments from the Federal Reserve that hinted at the possibility of a pause in the current cycle of rate increases and some favorable second quarter earnings reports. After trading in a narrow range during late-July and early-August, stocks retreated following the Federal Reserve meeting in August. While the Federal Reserve left rates unchanged, stocks declined on concerns of an economic slow down. Favorable inflation data reflected in wholesale and retail prices for July provided a boost to stocks in mid-August. Stocks traded in a narrow range before strengthening at the end of August, as oil prices dropped below $70 a barrel for the first time in two months and the unemployment rate for August dropped to 4.7%. The DJIA moved to a four-month high in mid-September, with further declines in oil prices and the Federal Reserve’s decision to leave rates unchanged helping to sustain the positive trend. Stocks retreated modestly heading into late-September, as investors reacted negatively to an economic report showing a slow down in business activity in the Mid-Atlantic region. Lower oil prices and a strong consumer sentiment report helped stocks to rally at the close of the third quarter.

The broader stock market rally was sustained into the fourth quarter of 2006, as the DJIA moved to an all-time high in early-October. Lower oil prices and growing expectations that the next move by the Federal Reserve would be to cut rates extended the stock market rally into mid-October, with the DJIA approaching the 12000 market. As an indication of the general trends in the nation’s stock markets over the past year, as of October 16, 2006, the DJIA closed at 11980.60 an increase of 15.8% from one year ago and an increase of 11.8% year-to-date, and the NASDAQ closed at 2363.84 an increase of 14.2% from one year ago and an increase of 7.2% year-to-date. The Standard & Poors 500 Index closed at 1369.05 on October 16, 2006, an increase of 15.0% from one year ago and an increase of 9.7% year-to-date.

The market for thrift and bank stocks has been mixed as well during the past 12 months, but, in general, thrift and bank issues have paralleled trends in the broader market. Thrift and bank stocks retreated at the beginning of the fourth quarter of 2005 on concerns about higher interest rates and inflation. Mixed earnings reports and shareholder activism at Sovereign

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Bancorp produced a choppy trading market for the thrift and bank sector heading into late-October. Some positive macroeconomic news, which included a rise in consumer spending, helped to initiate a rally in thrift and bank stocks at the end of October. Strength in the broader stock market and merger speculation helped to fuel gains for thrift and bank stocks through much of November. Thrift and bank issues generally eased lower during early-December, reflecting concerns about higher interest rates and the strength of the housing market. Signals from the Federal Reserve that it could stop raising rates sometime in 2006 and easing inflation fears on lower than expected revised third quarter GDP growth lifted thrift and bank stocks going into late-December. However, weakness in the broader market and an inverted yield curve pressured thrift and bank stocks lower at year end.

Thrift and bank stocks participated in the broader stock market rally at the beginning of the New Year, as interest rate sensitive issues benefited from news that rate increases by the Federal Reserve may be nearing an end. Thrift and bank stocks continued to parallel the broader market in mid-January, as the sector traded down following some disappointing fourth quarter earnings caused by net interest margin compression. Short covering and a slight improvement in the yield curve provided for a brief rebound in thrift and bank stocks in late-January 2006, followed by a downward move in the sector at the end of January as investors anticipated another rate hike by the Federal Reserve. The downward trend in thrift and bank stocks continued through mid-February, reflecting concerns that valuations were too high in light of a number of thrift issues experiencing a weaker earnings outlook due to spread compression resulting from the inverted yield curve. Thrift and bank stocks strengthened along with the broader market heading into late-February, as mortgage lenders benefited from inflation data that showed only a small rise in core consumer prices for January and news that housing starts surged in January. Comparatively, reports of declining home sales, lower consumer confidence and higher oil prices depressed thrift and bank stocks at the end of February and the first week of March. Thrift and bank stocks rebounded in conjunction with the broader market in mid-March 2006, as interest rate sensitive issues benefited from tame inflation data reflected in the February consumer price index. The proposed acquisition of North Fork Bancorp by Capital One helped to further the advance in thrift and bank stocks, particularly in the Northeast. Higher

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interest rates pushed thrift and bank stocks lower in late-March, particularly after the Federal Reserve increased rates another quarter point and indicated that more rate increases were likely.

Thrift and bank issues traded in a narrow range during the first half of April 2006, in which mixed earnings reports and concerns about interest rates and inflation provided for an uneven trading market. Thrift and bank stocks spiked higher in conjunction with the broader market heading in to the second half of April, as investors reacted favorably to news that the Federal Reserve was contemplating an end to rate increases during its March meeting. The rally in thrift and bank stocks was short-lived, with renewed concerns about interest rates and inflation providing for a modest pull back in thrift and bank stocks during late-April. However, thrift and bank stocks rebounded at the end of April, as comments from the Federal Reserve Chairman fueled speculation that the current cycle of Federal Reserve rate hikes may be nearing an end.

Strength in the broader market sustained a rally in thrift and bank stocks during early-May. Higher interest rates, weakness in the broader market and a drop in consumer confidence pushed thrift and bank stocks lower in mid-May. Inflation fears continued the slide in thrift and bank stocks in late-May, although thrift and bank stocks closed out May advancing in conjunction with the broader market. Inflation fears, sparked by comments from the Federal Reserve Chairman, pulled thrift and bank stocks lower along with the broader market in early-June. Acquisition speculation helped thrift and bank stocks to stabilize ahead of the broader market heading into mid-June. Interest rate concerns weighed on thrift and bank stocks in mid-June, although thrift and bank stocks moved higher following comments from the Federal Reserve Chairman that eased inflationary concerns. Thrift and bank stocks traded in a narrow range ahead of the Federal Reserve meeting in late-June and then rallied strongly following statements from the Federal Reserve that hinted at the possibility of taking a break from raising interest rates further.

Activity in thrift and bank stocks was neutral at the beginning of the third quarter of 2006, which was followed by a downturn in thrift and bank stocks along with the broader market in mid-July. Comments from the Federal Reserve indicating expectations of inflation moderating and some positive second quarter earnings sparked a brief rally in thrift and bank stocks, which was followed by a pull back in late-July. Earnings falling short of expectations due to margin compression contributed to the sell-off in thrift and bank stocks. Thrift and bank

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stocks bounced higher in early-August, as July employment data provided signs of a slowing economy and increased expectations that the Federal Reserve would stop raising rates. Mortgage data showing a drop in loan fundings reversed the positive trend in thrift and bank stocks heading into mid-August, which was followed by an upturn in mid-August as thrift and bank stocks participated in the broader market rally that was powered by favorable inflation data. Thrift and bank stocks trended lower in late-August, reflecting concerns of a slowdown in housing. A favorable August employment report provided a boost to the thrift and bank sector at the beginning of September. Inflationary fears prompted a brief sell-off in thrift and bank stocks heading into mid-September, which was followed by a rebound as falling oil prices benefited stocks in general.

Bank and thrift stocks advanced at the start of the fourth quarter of 2006, based on economic data that suggested the economy was slowing and comments from the Federal Reserve Chairman that raised hopes of a decline in short-term interest rates. Acquisition news and strength in the broader market sustained the upward trend in thrift and bank stocks into mid-October. On October 16, 2006, the SNL Index for all publicly-traded thrifts closed at 1,766.0 an increase of 19.3% from one year ago and an increase of 9.3% year-to-date. The SNL Index for all publicly-traded banks closed at 639.6 on October 16, 2006, an increase of 18.5% from one year ago and an increase of 9.8% year-to-date.

B.	The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Bank’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift issues in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of

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a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio often reflects a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

Thrift offerings completed over the past year have generally been well received, with most offerings being oversubscribed and trading higher in initial trading activity. As shown in Table 4.1, one standard conversion, one second-step conversions and two mutual holding company offerings were completed during the past three months. The second-step conversion offering is considered to be more relevant for our analysis, which was completed by Liberty Bancorp, Inc. on July 24, 2006. In general, second-step conversions tend to be priced (and trade in the aftermarket) at higher P/B ratios than standard conversions. We believe investors take into consideration the generally more leveraged pro forma balance sheets of second-step companies, their track records as public companies prior to conversion, and their generally higher pro forma ROE measures relative to standard conversions in pricing their common stocks. Liberty Bancorp’s offering was completed at the midpoint of the offering range, with a 59% offering raising gross proceeds of $28.1 million. Liberty Bancorp’s pro forma price/tangible book ratio at the closing value equaled 101.4% and pro forma core price/earnings ratio at the closing value equaled 26.8 times. Liberty Bancorp’s stock price increased by 1.0% after one week of trading and increased by 0.4% through October 16, 2006.

As shown in Table 4.2, there have been five second-step conversion offerings completed by institutions with assets over $1 billion since January 21, 2003. On average, the closing pro forma price/tangible book ratio of those second-step conversions equaled 141.1% and reflected price appreciation of 11.0% after one week of trading as fully-converted companies. It should be noted that the average price/tangible book ratio was influenced by simultaneous acquisitions that were completed in connection with three of the second-step offerings, which resulted in comparatively higher price/tangible book ratios due to the intangible assets that were created in those respective acquisitions. The median pro forma price/tangible book ratio of the five large second-step conversions equaled 124.8% at closing.

The most recent large second-step offering was completed by Hudson City Bancorp on June 7, 2005 and that offering is also viewed as most comparable to People’s

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[Table 4.1 is omitted. It has been filed as a paper filing.]

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[Table 4.2 is omitted. It has been filed as a paper filing.]

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offering given the size and offering method. Hudson City Bancorp raised gross proceeds of $3.9 billion, which was between the minimum and midpoint of the offering range. The offering shares were sold through a subscription syndicate offering, but the majority of the shares were sold in the syndicate phase. Hudson City Bancorp’s pro forma price/tangible book ratio equaled 121.5% at closing and pro forma core price/earnings ratio at the closing value equaled 21.2 times.

Shown in Table 4.3 are the current pricing ratios for the two companies that have completed fully-converted offerings during the past three months, both of which are traded on NASDAQ. The current average P/TB ratio of the publicly-traded recent conversions equaled 102.93%.

C.	The Acquisition Market

Also considered in the valuation was the potential impact on People’s stock price of recently completed and pending acquisitions of other savings institutions and banks operating in Connecticut. As shown in Exhibit IV-4, there were 13 Connecticut thrift and bank acquisitions completed from the beginning of 2002 through year-to-date 2006, and there are currently no acquisitions pending for Connecticut savings institutions and banks. The recent acquisition activity involving Connecticut savings institutions and banks may imply a certain degree of acquisition speculation for the Bank’s stock. To the extent that acquisition speculation may impact the Bank’s offering, we have largely taken this into account in selecting companies for the Peer Group which have comparable sized regional bank franchises that would tend to be subject to a comparable level of acquisition activity and acquisition speculation as the Bank’s stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation involving People’s stock would tend to be less compared to the more seasoned stocks of the Peer Group companies.

D.	Trading in People’s Stock

Since People’s minority stock currently trades under the symbol “PBCT” on the NASDAQ, RP Financial also considered the recent trading activity in the valuation analysis. People’s had a total of 142,142,485 shares issued and outstanding at September 30, 2006, of which 60,129,985 shares were held by public shareholders and traded as public securities. The

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[Table 4.2 is omitted. It has been filed as a paper filing.]

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Bank’s stock has had a 52 week trading range of $30.00 to $40.81 per share. Following the announcement of the Bank’s second-step conversion, which was announced on September 20, 2006, the Bank’s stock increased from a September 19, 2006 closing price of $37.39 to $39.97 on September 20th. Since September 20, 2006, the stock has trended up slightly and reflected a closing price of $40.81 on October 16, 2006.

There are significant differences between the Bank’s minority stock (currently being traded) and the conversion stock that will be issued by the Bank. Such differences include different liquidity characteristics, a different return on equity for the conversion stock, the stock is currently traded based on speculation of a range of exchange ratios and dividend payments will be made on all shares outstanding; thereby, requiring a higher payout ratio to sustain the current level of dividends paid to non-MHC shareholders. Since the pro forma impact has not been publicly disseminated to date, it is appropriate to discount the current trading level. As the pro forma impact is made known publicly, the trading level will become more informative.

E.	Size of Offering

The valuation adjustment for marketing of the issue also took into consideration the significant size of the Bank’s stock offering and the implied marketing risk associated with the large size of the offering. The Bank’s offering will be among the largest U.S. equity offerings ever completed. It is anticipated that a syndicated offering will be required to complete the offering and the stock will be sold in international markets as well through the syndicate. Other offerings that have been comparable in size to the Bank’s offering were stocks of companies that were established names recognized in national and international markets. Comparatively, People’s is a regionally based institution with a shareholder base that has a relatively high concentration of retail investors. Accordingly, there is considered to be some marketing risk associated with how well the Bank’s offering will be received by the institutional investment community both domestically and in the international market place.

* * * * * * * * * * *

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for

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second- step conversions, the acquisition market and recent trading activity in the Bank’s minority stock. Taking these factors and trends into account, RP Financial concluded that no adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8.	Management

People’s management team appears to have experience and expertise in all of the key areas of the Bank’s operations. Exhibit IV-5 provides a listing of People’s Board of Directors and senior management. The Bank’s management and Board of Directors have been effective in implementing an operating strategy that can be well managed by the Bank’s present organizational structure as indicated by the financial characteristics of the Bank. People’s currently does not have any executive management positions that are vacant.

Similarly, the returns, capital positions, and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.	Effect of Government Regulation and Regulatory Reform

In summary, as a fully-converted OTS regulated institution, People’s will operate in substantially the same regulatory environment as the Peer Group members — all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 sets forth the Bank’s pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Bank’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

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Key Valuation Parameters:	Valuation Adjustment

Financial Condition	Slight Upward

Profitability, Growth and Viability of Earnings	No Adjustment

Asset Growth	No Adjustment

Dividends	No Adjustment

Liquidity of the Shares	Slight Upward

Marketing of the Issue	No Adjustment

Management	No Adjustment

Effect of Government Regulations and Regulatory Reform	No Adjustment

Valuation Approaches

In applying the accepted valuation methodology promulgated by the OTS, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing People’s to-be-issued stock — price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches — all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in People’s prospectus for offering expenses, reinvestment rate, effective tax rate and stock benefit plan assumptions (summarized in Exhibits IV-7 and IV-8).

RP Financial’s valuation placed an emphasis on the following:

•	P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock and we have given it the most significant weight among the valuation approaches. Most notably, as reflected in the pricing ratios of the Peer Group companies, the larger market capitalization thrift and bank stocks tend to trade more on their earnings multiples and less on book value relative to the small capitalization thrifts and banks. Most notably, the P/E multiples for the large majority of the Peer Group companies were in a fairly narrow range, while there was significantly greater variance in the P/TB ratios of the Peer Group companies. Accordingly, in light of the Bank’s significant pro forma capitalization, we anticipate that the Bank’s stock will also be traded primarily on a P/E basis. Given the similarities between the Bank’s and the Peer Group’s operating strategies, earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, since reported earnings for both the Bank and the Peer Group included certain non-recurring items, we also made adjustments to earnings to

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arrive at core earnings estimates for the Bank and the Peer Group and resulting price/core earnings ratios.

•	P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of a public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a useful indicator of pro forma value, taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach. In considering the P/B approach, we would expect the market will discount the Company’s P/B and P/TB ratios given the much higher pro forma equity level of Peoples.

•	P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings—we have also given less weight to the assets approach. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

•	Trading of PBCT stock. Converting institutions generally do not have stock outstanding. People’s, however, has public shares outstanding due to the mutual holding company form of ownership. Since People’s is currently traded on the NASDAQ, it is an indicator of investor interest in the Bank’s conversion stock and therefore received some weight in our valuation. Based on the October 16, 2006 stock price of $40.81 per share and the 142,142,485 shares of People’s stock outstanding, the Bank’s implied market value of $5.8 billion was considered in the valuation process. However, since the conversion stock will have different characteristics than the minority shares, and since pro forma information has not been publicly disseminated to date, the current trading price of People’s stock was somewhat discounted herein but will become more important towards the closing of the offering.

The Bank has adopted Statement of Position (“SOP”) 93-6, which causes earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly

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since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of SOP 93-6 in the valuation.

In preparing the pro forma pricing analysis we have taken into account the pro forma impact of the MHC net assets that will be consolidated with the Bank and thus will increase equity and earnings. At September 30, 2006, the MHC had unconsolidated net assets of $8.5 million.

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that as of October 16, 2006, the aggregate pro forma market value of People’s conversion stock, taking into account the dilutive impact of the stock contribution to the Foundation, equaled $5,239,542,200 at the midpoint, equal to 261,977,110 shares at $20.00 per share. The $20.00 per share price was determined by the People’s Board. The midpoint and resulting valuation range is based on the sale of a 57.7% ownership interest to the public and the Foundation contribution, which provides for a $3.0 billion public offering at the midpoint value.

1. Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Bank’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The reinvestment rate of 5.25% was based on the Bank’s business plan for reinvestment of the net proceeds, which assumes that the net proceeds will initially be invested in Federal funds. The Bank’s earnings, incorporating the reinvestment of $8.5 million of MHC net assets at an after-tax reinvestment rate of 3.47% (reflecting the Federal funds rate of 5.25% at September 30, 2006 and the marginal effective tax rate of 34.0%), equaled $119.9 million for the 12 months ended September 30, 2006 (“reported earnings”). Income from continuing operations, which excludes $2.6 million of income from discontinued operations, equaled $117.3 million for the twelve months ended September 30, 2006. In deriving People’s estimated core earnings for purposes of the valuation, adjustments made to income from continuing operations included elimination of securities losses equal to $27.2 million, elimination of gains on sale of branches equal to $8.1

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million and elimination of gains on sale of residential loans equal to $2.4 million. As shown below, on a tax-effected basis, assuming an effective marginal tax rate of 34.0%, the Bank’s core earnings were calculated at $128.3 million for the 12 months ended September 30, 2006 (Note: see Exhibit IV-9 for the adjustments applied to the Peer Group’s earnings in the calculation of core earnings).

12 Mos. Ended 9/30/06 Amount
(in millions)
Income from continuing operations	$117.3
Add back: Net securities losses(1)	17.9
Deduct: Gain on sale of branches(1)	(5.3)
Deduct: Net gain on sale of loans(1)	(1.6)

Core earnings estimate	$128.3

(1)	Tax effected at 34.0%.

Based on the Bank’s reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Bank’s pro forma reported and core P/E multiples at the $5.240 billion midpoint value equaled 28.68 times and 27.42 times, respectively, indicating premiums of 66.36% and 59.23% relative to the Peer Group’s average reported and core earnings multiples of 17.24 times and 17.22 times, respectively (see Table 4.4). In comparison to the Peer Group’s median reported and core earnings multiples of 15.32 times and 15.59 times, respectively, the Bank’s pro forma reported and core P/E multiples at the midpoint value indicated premiums of 87.21% and 75.88%, respectively. The Bank’s pro forma P/E ratios based on reported earnings at the minimum and the super maximum are 25.75 times and 34.07 times, respectively, and based on core earnings at the minimum and the super maximum are 24.56 times and 32.72 times, respectively.

2. Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Bank’s pro forma market value by applying a valuation P/B ratio, derived from the Peer Group’s P/B ratio, to the Bank’s pro forma book value. The Bank’s pre-conversion equity of $1,351.4 million was adjusted to include $8.5 million of equity held at the MHC level which will be consolidated with the Bank’s equity as the result of the conversion. In applying

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[Table 4.4 is omitted. It has been filed as a paper filing.]

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the P/B approach, we considered both reported book value and tangible book value. Based on the $5.240 billion midpoint valuation, People’s pro forma P/B and P/TB ratios equaled 132.28% and 135.87%, respectively. In comparison to the respective average P/B and P/TB ratios indicated for the Peer Group of 211.79% and 283.30%, the Bank’s ratios reflected discounts of 37.54% and 52.04%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios of 210.66% and 255.83%, respectively, the Bank’s pro forma P/B and P/TB ratios at the midpoint value reflected discounts of 37.21% and 46.89%, respectively. The Bank’s pro forma P/B ratios at the minimum and the super maximum equaled 124.77% and 144.30%, respectively. The Bank’s pro forma P/TB ratios at the minimum and the super maximum are 128.53% and 147.49%, respectively. RP Financial considered the discounts under the P/B approach to be reasonable in light of the valuation adjustments referenced earlier, the comparatively lower pro forma return on equity resulting from the Bank’s significantly higher pro forma capital position and the resulting pricing ratios under the earnings and assets approaches.

3. Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Bank’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio computed herein. At the midpoint of the valuation range, People’s value equaled 39.62% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 20.57%, which implies a premium of 92.61% has been applied to the Bank’s pro forma P/A ratio. In comparison to the Peer Group’s median P/A ratio of 21.57%, the Bank’s pro forma P/A ratio at the midpoint value indicated a premium of 83.68%. The Bank’s P/A ratios at the minimum and the super maximum equaled 34.74% and 49.21%, respectively.

Comparison to Recent Conversions

As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings can not be a primary

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determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). The only second-step conversion completed within the past three months closed at a price/tangible book ratio of 101.4% (see Table 4.1) and appreciated 1.0% during the first week of trading.

The average pro forma price/tangible book ratio of the five second-step conversion offerings completed with over $1 billion assets equaled 141.1% (see Table 4.2). As discussed above, the average price/tangible book ratio was influenced by simultaneous acquisitions that were completed in connection with three of the second-step offerings, which resulted in comparatively higher price/tangible book ratios due to the goodwill that was created in those respective acquisitions. The median pro forma price/tangible book ratio of the five second-step conversions with over $1 billion in assets equaled 124.8% at closing. On average, the prices of the five second-step conversion offering increased 11.0% after one week of trading as fully-converted companies. In comparison, the Bank’s price/tangible book ratio at the appraised midpoint value reflects a discount of 3.7% and a premium of 8.9% relative to the respective average and median closing price/tangible book ratios of the five second-step conversion that were completed with over $1 billion in assets.

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of October 16, 2006, the estimated aggregate pro forma valuation of the shares of the Company to be issued and outstanding at the end of the conversion offering and contribution to the Foundation – including (1) newly-issued shares representing the MHC’s current ownership interest in the Bank, (2) exchange shares issued to existing public shareholders of the Bank and (3) the shares of common stock to be contributed to the Foundation – was $5,239,542,200 at the midpoint, equal to 261,977,110 shares at a per share value of $20.00. The resulting range of value and pro forma shares, all based on $20.00 per share and 2.0 million shares issued to the Foundation, are as follows: $4,459,610,880, or 222,980,544 shares, at the minimum; $6,019,473,540, or 300,973,677 shares, at the maximum; and $6,916,394,580, or 345,819,729 shares, at the supermaximum (also known as “maximum, as adjusted”).

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Based on this valuation and taking into account the ownership interest represented by the shares owned by the MHC and the shares contributed to the Foundation, the midpoint of the offering range is $3,000,000,000, equal to 150,000,000 shares at $20.00 per share. The resulting offering range and offering shares, all based on $20.00 per share, are as follows: $2,550,000,000, or 127,500,000 shares, at the minimum; $3,450,000,000, or 172,500,000 shares, at the maximum; and $3,967,500,000, or 198,375,000 shares, at the supermaximum. In addition, 2.0 million shares will be contributed to the Foundation at each point in the range.

Establishment of the Exchange Ratio

OTS regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares in the fully converted company. The Board of Directors of People’s has independently determined the exchange ratio, which has been designed to preserve the current aggregate percentage ownership in the Company, before taking into account the impact of the share contribution to the Foundation. The exchange ratio to be received by the existing minority shareholders of the Bank will be determined at the end of the offering, based on the total number of shares sold in the subscription and syndicated offerings and the final appraisal. Based on the valuation conclusion herein, the resulting offering value and the $20.00 per share offering price, the indicated exchange ratio at the midpoint is 1.8290 shares of the Company for every one public share of the Bank. Furthermore, based on the offering range of value, the indicated exchange ratio is 1.5546 at the minimum, 2.1033 at the maximum and 2.4188 at the supermaximum. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held in the Bank by the public stockholders or on the proposed exchange ratio.

[IN ACCORDANCE WITH RULE 202 OF REGULATION S-T, THE EXHIBITS TO THIS VALUATION REPORT HAVE BEEN FILED IN PAPER PURSUANT TO A CONTINUING HARDSHIP EXEMPTION.]